Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and between
BURKE & HERBERT FINANCIAL SERVICES CORP.
and
LINKBANCORP, INC.
_____________________
Dated as of December 18, 2025

TABLE OF CONTENTS
-i-

-ii-

-iii-

Exhibit A – Plan of Merger
Exhibit B – Form of Subsidiary Bank Agreement and Plan of Merger
Exhibit C – Form of LNKB Support Agreement
Exhibit D – Form of BHRB Support Agreement

-iv-

INDEX OF DEFINED TERMS
Page
Acquisition Proposal    77
affiliate    89
Agreement    1
Articles of Merger    3
Assumed Option    5
B&H Bank    7
Bank Merger Act    17
BFI    17
BHC Act    12
BHRB    1
BHRB ACL    57
BHRB Articles    40
BHRB Benefit Plans    48
BHRB Board Recommendation    69
BHRB Bylaws    40
BHRB Common Stock    3
BHRB Contract    52
BHRB Disclosure Schedule    17
BHRB Equity Awards    41
BHRB ESPP    41
BHRB Meeting    69
BHRB Owned Properties    54
BHRB Preferred Stock    41
BHRB Real Property    54
BHRB Regulatory Agencies    44
BHRB Reports    50
BHRB RSU Awards    41
BHRB Securities    42
BHRB Subsidiary    40
BHRB Subsidiary Securities    42
BHRB Supervisory Action    52
BHRB Support Agreement    2
business day    89
Capitalization Date    14
CARES Act    28
Chosen Courts    89
Closing    2
Closing Date    3
Code    1
Collective Bargaining Agreement    26
Confidentiality Agreement    68
-v-

Continuing Bank    7
Continuing Employee    71
DOL    23
Effective Time    3
Employee Benefit Plan    23
Enforceability Exceptions    16
Environmental Laws    31
ERISA    23
ERISA Affiliate    23
Exchange Act    19
Exchange Agent    9
Exchange Fund    9
Exchange Ratio    3
Excluded Benefits    71
FCPA    37
FDIC    14
Federal Reserve Board    17
FINRA    37
GAAP    13
Governmental Entity    17
HSR Act    17
Intellectual Property    33
Intended Tax Treatment    1
Investment Advisers Act    37
IRS    23
IT Assets    33
Key Employee    62
knowledge    89
Liens    15
Link    7
Link Continuing Director    7
Litigation    76
LNKB    1
LNKB ACL    36
LNKB Articles    13
LNKB Benefit Plans    22
LNKB Board Recommendation    69
LNKB Bylaws    13
LNKB Common Stock    3
LNKB Continuing Directors    7
LNKB Contract    29
LNKB Director Resignations    8
LNKB Disclosure Schedule    12
LNKB DRSPP    14
LNKB Equity Awards    5
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LNKB ESPP    6
LNKB Indemnified Parties    74
LNKB Insiders    79
LNKB Meeting    69
LNKB Option    5
LNKB Owned Properties    31
LNKB Preferred Stock    14
LNKB Qualified Plans    24
LNKB Real Property    32
LNKB Regulatory Agencies    18
LNKB Reports    27
LNKB Restricted Stock Award    4
LNKB RSU Award    5
LNKB RSU Award Consideration    5
LNKB Securities    15
LNKB Stock Plan    4
LNKB Subsidiary    13
LNKB Subsidiary Securities    15
LNKB Supervisory Action    30
LNKB Support Agreement    2
LNKB Warrant    6
Loans    34
made available    89
Material Adverse Effect    12
Materially Burdensome Regulatory Condition    67
MD OCFR    17
Merger    1
Merger Consideration    3
Multiemployer Plan    24
Multiple Employer Plan    24
OFAC    38
Old Certificate    3
OREO    35
PA DOBS    17
PBCL    2
Pennsylvania DOS    3
Permitted Encumbrances    32
person    89
Personal Data    28
Premium Cap    75
Proxy Statement    17
Recommendation Change    69
Representatives    77
Requisite BHRB Vote    42
Requisite LNKB Vote    16
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Requisite Regulatory Approvals    67
Riegle-Neal Act    17
S-4    17
Sanctions    38
Sarbanes-Oxley Act    19
SEC    17
Securities Act    27
Subsidiary    13
Subsidiary Merger    7
Subsidiary Merger Effective Time    7
Surviving Corporation    1
Takeover Statutes    33
Tax    22
Tax Return    22
Taxes    22
Termination Date    83
Termination Fee    85
VSCA    2
VSCC    3

-viii-

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2025 (this “Agreement”), is by and between Burke & Herbert Financial Services Corp., a Virginia corporation (“BHRB”) and LINKBANCORP, Inc., a Pennsylvania corporation (“LNKB”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of BHRB and LNKB have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which LNKB will, subject to the terms and conditions set forth herein, merge with and into BHRB (the “Merger”), so that BHRB is the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the Board of Directors of LNKB has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of LNKB and LNKB’s shareholders, and declared that this Agreement is advisable, and (ii) adopted this Agreement and approved the execution, delivery and performance of LNKB of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of BHRB has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of BHRB and BHRB’s shareholders, and declared that this Agreement is advisable, and (ii) adopted this Agreement and approved the execution, delivery and performance of BHRB of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of LNKB, subject to the terms of this Agreement, has resolved to recommend that LNKB’s shareholders adopt this Agreement and to submit this Agreement to LNKB’s shareholders for adoption;
WHEREAS, the Board of Directors of BHRB, subject to the terms of this Agreement, has resolved to recommend that BHRB’s shareholders adopt this Agreement and to submit this Agreement to BHRB’s shareholders for adoption;
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code (the “Intended Tax Treatment”) and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes;

WHEREAS, the members of the Board of Directors of LNKB are supportive of this Agreement and the transactions contemplated hereby, including the Merger, and have determined that it is in their best interests to provide their support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement with BHRB (the “LNKB Support Agreement”), substantially in the form attached hereto as Exhibit C, pursuant to which, among other things, each such holder is agreeing, subject to the terms of the LNKB Support Agreement, to vote all shares of LNKB Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the approval of this Agreement, and the LNKB Support Agreement is further a condition and inducement for BHRB to enter into this Agreement;
WHEREAS, the members of the Board of Directors of BHRB are supportive of this Agreement and the transactions contemplated hereby, including the Merger, and have determined that it is in their best interests to provide their support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement with LNKB (the “BHRB Support Agreement”), substantially in the form attached hereto as Exhibit D, pursuant to which, among other things, each such holder is agreeing, subject to the terms of the BHRB Support Agreement, to vote all shares of BHRB Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the approval of this Agreement, and the BHRB Support Agreement is further a condition and inducement for LNKB to enter into this Agreement; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
Article 1
The Merger
Section 1.01.The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time, LNKB shall merge with and into BHRB, with BHRB surviving the Merger as the Surviving Corporation, pursuant to the Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”). The Surviving Corporation shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of LNKB shall terminate.
Section 1.02.Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article 7 hereof (other than those conditions that by their nature can only be satisfied at the

Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by BHRB and LNKB. The date on which the Closing occurs is referred to as the “Closing Date.”
Section 1.03.Effective Time. On or (if mutually agreed to by LNKB and BHRB) prior to the Closing Date, the parties shall cause to be filed articles of merger containing the Plan of Merger with the Virginia State Corporation Commission (the “VSCC”) and a statement of merger to be filed with the Pennsylvania Department of State (the “Pennsylvania DOS”) (collectively, the “Articles of Merger”). The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the VSCA, PBCL and applicable law, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).
Section 1.04.Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the VSCA, the applicable provisions of the PBCL, applicable law and this Agreement.
Section 1.05.Conversion of LNKB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BHRB, LNKB or the holder of any securities of BHRB or LNKB:
(a)Subject to Sections 1.05(c) and 2.02(e), each share of the common stock, par value $0.01 per share, of LNKB issued and outstanding immediately prior to the Effective Time (the “LNKB Common Stock”) shall be converted into the right to receive 0.1350 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of common stock, par value $0.50, of BHRB (the “BHRB Common Stock”).
(b)All of the shares of LNKB Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of LNKB Common Stock) previously representing any such shares of LNKB Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of BHRB Common Stock which such shares of LNKB Common Stock have been converted into the right to receive pursuant to this Section 1.05, (ii) cash in lieu of fractional shares which the shares of LNKB Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.05 and Section 2.02(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of BHRB Common Stock or LNKB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give BHRB and the holders of LNKB Common Stock the same economic effect as contemplated by this

Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit LNKB or BHRB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of LNKB Common Stock that are owned by LNKB or BHRB (in each case other than shares of LNKB Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by LNKB or BHRB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no BHRB Common Stock or other consideration shall be delivered in exchange therefor.
(d)BHRB may at any time change the method or timing of effecting the combination of BHRB and LNKB if and to the extent BHRB deems such changes necessary, appropriate or desirable for any reason in its discretion (including, without limitation, to ensure that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the LNKB shareholders, (iii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iv) materially impede or delay consummation of the transactions contemplated by this Agreement or (v) result in the Subsidiary Merger occurring prior to the Merger; and provided, further, that BHRB shall provide LNKB with five (5) days’ prior written notice of such change and the reasons therefor.
Section 1.06.BHRB Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BHRB, LNKB or the holder of any securities of BHRB or LNKB, each share of BHRB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of BHRB Common Stock and shall not be affected by the Merger; it being understood that upon the Effective Time, the BHRB Common Stock, including the shares issued to former holders of LNKB Common Stock, shall be the common stock of the Surviving Corporation.
Section 1.07.Treatment of LNKB Equity Awards.
(a)Restricted Stock Awards. At or immediately prior to the Effective Time, each time-vesting restricted share of LNKB Common Stock granted under the LNKB 2025 Equity Incentive Plan, the LNKB 2022 Equity Incentive Plan, the LNKB 2019 Equity Incentive Plan, the Virginia Partners Bank 2015 Incentive Stock Option Plan, the Virginia Partners Bank 2008 Incentive Stock Option Plan and any other similar equity incentive plan (the “LNKB Stock Plans”) that is outstanding and unvested immediately prior to the Effective Time (each such share, an “LNKB Restricted Stock Award”), by virtue of the Merger, shall fully vest and shall have the treatment set forth in Section 1.05 applicable to shares of LNKB Common Stock, subject to applicable Tax withholding as provided in the LNKB Stock Plans and applicable award agreements.

(b)Restricted Stock Units. At or immediately prior to the Effective Time, each time-vesting restricted stock unit award (not including any award that vests based on the achievement of a combination of time- and performance-based vesting conditions but including any award that was subject to one or more performance-based vesting conditions but is no longer subject to any performance-based vesting conditions) in respect of shares of LNKB Common Stock granted under a LNKB Stock Plan (each such restricted stock unit award, an “LNKB RSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of LNKB or any holder of such LNKB RSU Award, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, with respect to each share of LNKB Common Stock underlying the LNKB RSU Award, the Merger Consideration, as if such LNKB RSU Award had been settled in shares of LNKB Common Stock immediately prior to the Effective Time (the “LNKB RSU Award Consideration”), subject to applicable Tax withholding as provided in the LNKB Stock Plans and applicable award agreements.
(c)Stock Options. At the Effective Time, each stock option in respect of shares of LNKB Common Stock granted under the LNKB Stock Plans (each such stock option, an “LNKB Option” and, collectively with the LNKB Restricted Stock Awards and the LNKB RSU Awards, the “LNKB Equity Awards”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of LNKB or any holder of such LNKB Option, shall be assumed by BHRB and shall be converted into a stock option (each, an “Assumed Option”) that (x) is exercisable for (subject to achievement of the applicable time-based vesting conditions based on service after the Closing Date to BHRB) a number of shares of BHRB Common Stock equal to the number of shares of LNKB Common Stock underlying the LNKB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (y) has an exercise price per share of BHRB Common Stock equal to the exercise price applicable to the underlying LNKB Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent. Each Assumed Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding LNKB Option immediately prior to the Effective Time. Notwithstanding anything contained herein to the contrary, the assumption of LNKB Options pursuant to this Section 1.07(c) shall be effected (i) with respect to any non-qualified stock option, in a manner that meets the requirements of Section 409A of the Code and the regulations thereunder and (ii) with respect to any “incentive stock option” within the meaning of Section 422 of the Code, in a manner that meets the requirements of Section 424 of the Code and the regulations thereunder, and this Section 1.07(c) will be construed with this intent.
(d)The LNKB RSU Award Consideration shall be delivered as of the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the LNKB RSU Award Consideration. Notwithstanding anything in this Section 1.07 to the contrary, with respect to any LNKB Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be settled on an accelerated basis without triggering a Tax or penalty under Section 409A of the Code, such award shall be settled (in an amount equal to the LNKB RSU

Award Consideration, with no interest accruing) at the earliest time permitted under the terms of the award that will not trigger a Tax or penalty under Section 409A of the Code, and will be subject to applicable withholding Taxes at such time(s) as required by the Code.
(e)Prior to the Effective Time, LNKB, the Board of Directors of LNKB or the appropriate committee thereof shall adopt any resolutions reasonably necessary to effective the provisions of this Section 1.07.
(f)BHRB shall take all corporate actions that are necessary for the assumption of the Assumed Options pursuant to Section 1.07, including the reservation, issuance and listing of BHRB Common Stock as necessary to effect the transactions contemplated by this Section 1.07. As soon as practicable following the Effective Time, and in any event no later than ten (10) business days after the Effective Time, BHRB shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) or an amendment to an existing registration statement on Form S-8 to register the issuance of the shares of BHRB Common Stock underlying such Assumed Options, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Assumed Options remain outstanding.
Section 1.08.LNKB Warrants. At the Effective Time, each outstanding warrant to acquire shares of LNKB Common Stock (each such warrant, an “LNKB Warrant ”) that is outstanding immediately prior to the Effective Time shall be converted into a warrant that (x) is exercisable for a number of shares of BHRB Common Stock equal to the number of shares of LNKB Common Stock underlying the LNKB Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, (y) has an exercise price per share of BHRB Common Stock equal to the exercise price applicable to the underlying LNKB Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent, and (z) otherwise continues to have, and shall be subject to, the same terms and conditions as applied to the underlying LNKB Warrant immediately prior to the Effective Time.
Section 1.09.LNKB ESPP. Prior to the Effective Time, the LNKB Board of Directors or the appropriate committee thereof shall take all actions necessary or appropriate, including adopting any reasonably necessary resolutions, with respect to the 2022 Employee Stock Purchase Plan (the “LNKB ESPP”) to: (i) cause the offering period (as defined in the LNKB ESPP) ongoing as of the date of this Agreement to be the final offering period under the LNKB ESPP and the purchase rights under the LNKB ESPP to be exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is ten business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of LNKB Common Stock promptly returned to the participant), (ii) prohibit any individual who is not participating in the LNKB ESPP as of the date of this Agreement from commencing participation in the LNKB ESPP following the date of this Agreement, (iii) prohibit participants in the LNKB ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate the LNKB ESPP as of, and subject to, the Effective Time.

Section 1.10.Subsidiary Merger.
(a)Immediately after the Effective Time, BHRB and LNKB shall cause LINKBANK, the wholly-owned Pennsylvania chartered commercial bank subsidiary of LNKB (“Link”), to merge with and into Burke & Herbert Bank & Trust Company, the wholly-owned Virginia chartered commercial bank subsidiary of BHRB (“B&H Bank”), pursuant to a Subsidiary Bank Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit B (the “Subsidiary Merger”). B&H Bank shall be the surviving bank in the Subsidiary Merger (sometimes referred to herein as the “Continuing Bank,” whenever reference is made to it as of the effective date and time of the Subsidiary Merger (the “Subsidiary Merger Effective Time”), or thereafter). As soon as practicable after the approval of this Agreement by the Boards of Directors of BHRB and LNKB, each of BHRB and LNKB shall cause B&H Bank and Link to take all actions necessary, including effecting the necessary shareholder and board of directors approvals, to approve and adopt a final Subsidiary Bank Agreement and Plan of Merger with respect to the Subsidiary Merger. The consummation of the Subsidiary Merger shall be conditioned on the consummation of the Merger. Prior to the Subsidiary Merger Effective Time, BHRB and LNKB shall cause such parties to take all actions necessary to approve and adopt any and all other agreements and documents to effect the Subsidiary Merger.
Section 1.11.Corporate Governance and Related Matters.
(a)Prior to the Effective Time, BHRB shall take all actions necessary to cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be increased by two members (or less to the extent there are vacant seats), and shall appoint to the Board of Directors of the Surviving Corporation two members of the Board of Directors of LNKB, each of whom would qualify as an “independent director” pursuant to the listing standards of NASDAQ, as mutually agreed by BHRB and LNKB (the “LNKB Continuing Directors”). The BHRB Board of Directors shall appoint each of the LNKB Continuing Directors for a term to expire at the next annual meeting of the shareholders of BHRB. If the Effective Time occurs prior to the BHRB 2026 annual meeting of shareholders, at such annual shareholder meeting, the BHRB Board of Directors shall nominate and recommend to BHRB’s shareholders each of the LNKB Continuing Directors for re-election to the BHRB Board of Directors to serve until the following annual shareholder meeting (which nomination and recommendation may be contingent on the occurrence of the Effective Time). No other directors of LNKB shall serve on the Board of Directors of the Surviving Corporation at the Effective Time.
(b)Prior to the Effective Time, BHRB shall cause B&H Bank to take all actions necessary to cause the number of directors that will comprise the full Board of Directors of the Continuing Bank at the Subsidiary Merger Effective Time to be increased by three members (or less to the extent there are vacant seats), and shall appoint to the Board of Directors of the Continuing Bank three members of the Board of Directors of Link, two of whom shall be the LNKB Continuing Directors, and one of whom shall be Andrew Samuel (together with the LNKB Continuing Directors, the “Link Continuing Directors”). The B&H Bank Board of Directors shall appoint each of the Link Continuing Directors for a term to expire at the next annual meeting of the sole shareholder of B&H Bank. If the Effective Time occurs prior to the 2026 annual meeting of the sole shareholder of B&H Bank, at such annual shareholder meeting, the sole shareholder of B&H Bank shall elect the Link Continuing Directors to the B&H Bank Board of Directors to serve until the following annual shareholder meeting. No other directors of Link shall serve on the Board of Directors of the Continuing Bank at the Subsidiary Merger Effective Time.
(c)The officers of BHRB as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
(d)Prior to the Effective Time and the Subsidiary Merger Effective Time, as applicable, LNKB shall use its reasonable best efforts to cause and accept the resignations of all current directors of LNKB and Link other than the LNKB Continuing Directors immediately after the Merger and the LNKB Continuing Director and the Link Continuing Director immediately after the Subsidiary Merger, respectively (such resignations, the “LNKB Director Resignations”).
(e)At the Effective Time, BHRB shall establish a regional advisory board for the Pennsylvania region and shall appoint to it certain members of the Board of Directors of LNKB serving immediately prior to the Effective Time who are not LNKB Continuing Directors or a Link Continuing Director. Membership on the regional advisory board of directors of BHRB would be conditioned upon each such director of LNKB executing a customary advisory board of directors noncompete agreement.
Section 1.12.Articles of Incorporation and Bylaws of BHRB. The Articles of Incorporation of BHRB as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with applicable law. The Bylaws of BHRB as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with applicable law.
Section 1.13.Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code. This Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. BHRB and LNBK shall prepare and file with each of their respective Tax Returns (as defined herein) all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law. Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to its respective counsel, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Registration Statement (as defined herein) and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax (as defined herein) treatment of the Merger.
Article 2
Exchange of Shares
Section 2.01.BHRB to Make Consideration Available. At least one (1) business day prior to the Effective Time, BHRB shall deposit, or shall cause to be deposited, with a bank or trust company designated by BHRB and reasonably acceptable to LNKB (the “Exchange Agent”), for exchange in accordance with this Article 2 for the benefit of the holders of Old Certificates, (a) evidence in book-entry form representing shares of BHRB Common Stock to be issued pursuant to Section 1.05, and (b) any cash in lieu of any fractional shares to be paid pursuant to Section 2.02(e) (such cash in lieu of any fractional shares to be paid pursuant to Section 2.02(e) and shares of BHRB Common Stock to be issued pursuant to Section 1.05, together with any dividends or distributions with respect to shares of BHRB Common Stock payable in accordance with Section 2.02(b), being referred to herein as the “Exchange Fund”).
Section 2.02.Exchange of Shares.
(a)As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of LNKB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive BHRB Common Stock pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of BHRB Common Stock and any cash in lieu of fractional shares which the shares of LNKB Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.02(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of LNKB Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of BHRB Common Stock to which such holder of LNKB Common Stock shall have become entitled pursuant to the provisions of Section 1.05(a) and (ii) a check or other method of cash payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of this Article 2 and (B) any dividends or distributions which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to

Section 2.02(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by Section 2.02, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of BHRB Common Stock which the shares of LNKB Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.02.
(b)No dividends or other distributions declared with respect to BHRB Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article 2. After the surrender of an Old Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of BHRB Common Stock that the shares of LNKB Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)If any share of BHRB Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of BHRB Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of LNKB of the shares of LNKB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for shares of BHRB Comon Stock, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to in respect of such Old Certificates, as provided in this Article 2.
(e)Notwithstanding anything to the contrary contained herein, no fractional shares of BHRB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to BHRB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BHRB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of LNKB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of BHRB Common Stock on NASDAQ as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the third trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by BHRB and LNKB) by (ii) the fraction of a share (after taking into account all shares of LNKB Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of BHRB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.05(a). The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)Any portion of the Exchange Fund that remains unclaimed by the shareholders of LNKB for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of LNKB Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the shares of BHRB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the BHRB Common Stock deliverable in respect of each former share of LNKB Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BHRB, LNKB, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of LNKB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of LNKB Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(g)The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of BHRB Common Stock, cash dividends or distributions payable pursuant to this Section 2.02 or any other amounts otherwise payable pursuant to this Agreement to any holder of LNKB Common Stock or LNKB Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of LNKB Common Stock or LNKB Equity Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.
(h)In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of BHRB Common Stock, any cash in lieu of fractional shares and any dividends or distributions deliverable in respect thereof pursuant to this Agreement.
Article 3
Representations and Warranties of LNKB
Except (a) as disclosed in the disclosure schedule delivered by LNKB to BHRB concurrently herewith (the “LNKB Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the LNKB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by LNKB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect on LNKB and (iii) any disclosures made with respect to a section of this Article 3 shall be deemed to qualify (1) any other section of this Article 3 specifically referenced or cross-referenced and (2) other sections of this Article 3 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) except with respect to matters that relate to the representations and warranties contained in Section 3.02, as disclosed in any LNKB Reports filed by LNKB since January 1, 2023, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), LNKB hereby represents and warrants to BHRB as follows:
Section 3.01.Corporate Organization.
(a)LNKB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). LNKB has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. LNKB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LNKB. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BHRB, LNKB or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities

(including deposits), liquidity, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism or cyberattacks not specifically targeting BHRB or LNKB or their respective Subsidiaries or vendors) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates, international tariffs) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural or manmade disasters or from any outbreak of any disease or other public health event, (E) public disclosure or consummation of the transactions contemplated hereby or actions expressly required to be taken or omitted by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby), (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof or (G) the expenses incurred by LNKB or BHRB in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, deposits, liquidity, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies of a similar size in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the articles of incorporation of LNKB (the “LNKB Articles”) and the bylaws of LNKB (the “LNKB Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by LNKB to BHRB. LNKB is not in violation of any of the provisions of the LNKB Articles or the LNKB Bylaws as of the date hereof.
(b)Each Subsidiary of LNKB (a “LNKB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing unless the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of LNKB or any Subsidiary of LNKB to pay dividends or distributions except, in the case of LNKB or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of Link are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of LNKB, threatened. Section 3.01(b) of the LNKB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of LNKB as of the date hereof. No Subsidiary of LNKB is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of LNKB as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of LNKB other than the LNKB Subsidiaries.
Section 3.02.Capitalization.
(a)The authorized capital stock of LNKB consists of 50,000,000 shares of LNKB Common Stock and 5,000,000 shares of preferred stock, no par value per share (“LNKB Preferred Stock”. As of December 15, 2025 (the “Capitalization Date ”), there were (i) 37,457,914 shares of LNKB Common Stock issued and outstanding, including 146,042 shares of LNKB Common Stock outstanding in respect of LNKB Restricted Stock Awards, (ii) no shares of LNKB Preferred Stock issued and outstanding, (iii) no shares of LNKB Common Stock held in treasury, (iv) 274,087 shares of LNKB Common Stock reserved for issuance upon the settlement of outstanding LNKB RSU Awards, (v) 547,614 shares of LNKB Common Stock reserved for issuance upon the settlement of outstanding LNKB Options, (vi) 1,537,484 shares of LNKB Common Stock reserved for issuance upon the exercise and settlement of LNKB Warrants, (vii) 391,959 shares of LNKB Common Stock reserved for issuance upon settlement of outstanding purchase rights under the LNKB ESPP (determined by reference to the closing price of a share of LNKB Common Stock on the Capitalization Date) and 500,000 shares of LNKB Common Stock reserved for issuance pursuant to the LINKBANCORP Dividend Reinvestment and Stock Purchase Plan (the “LNKB DRSPP” and (viii) no other shares of capital stock or other voting securities or equity interests of LNKB issued, reserved for issuance or outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since the Capitalization Date resulting from the settlement of any outstanding purchase rights under the LNKB ESPP, there are no shares of capital stock or other voting securities or equity interests of LNKB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of LNKB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no trust preferred securities of LNKB or any LNKB Subsidiary issued or outstanding. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of LNKB may vote. Other than the LNKB Equity Awards outstanding as of the date of this Agreement, the LNKB Warrants outstanding as of the date of this Agreement, and shares of LNKB Common Stock issuable pursuant to the LNKB ESPP and shares of LNKB Common Stock that may be issuable pursuant to the LNKB DRSPP, as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in LNKB, or contracts, commitments, understandings or arrangements by which LNKB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in LNKB, or that otherwise obligate LNKB or any LNKB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “LNKB Securities”). No LNKB Subsidiary owns any capital stock of LNKB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which LNKB or any of its Subsidiaries is a party with respect to the voting or transfer of LNKB Common Stock, capital stock or other voting or equity securities or ownership interests of LNKB or granting any shareholder or other person any registration rights other than the LNKB Support Agreements.
(b)LNKB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the LNKB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any LNKB Subsidiary, or contracts, commitments, understandings or arrangements by which any LNKB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such LNKB Subsidiary, or otherwise obligating LNKB or any LNKB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “LNKB Subsidiary Securities”). The authorized capital stock of Link consists of 100,000 shares of LNKB Subsidiary Common Stock of which, as of the date of this Agreement, 15,000 shares were issued and outstanding. All of the issued and outstanding capital stock of Link is, and as of immediately prior to the Effective Time will be, owned by LNKB.

(c)Section 3.02(c) of the LNKB Disclosure Schedule sets forth, for each LNKB Equity Award as of the date hereof, as applicable, the holder, type of award, grant date, number of shares, vesting schedule, exercise price and expiration date. Within five (5) days prior to the Closing Date, LNKB will provide BHRB with a revised version of Section 3.02(c) of the LNKB Disclosure Schedule, updated as of the most recent practicable date. Each LNKB Equity Award has been granted in compliance with applicable securities laws or exemptions therefrom and all requirements set forth in the applicable LNKB Stock Plan and other applicable contracts.
Section 3.03.Authority; No Violation.
(a)LNKB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite LNKB Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of LNKB. The Board of Directors of LNKB, acting with the approval of not less than one hundred percent (100%) of the number of the members of the Board of Directors of LNKB, has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of LNKB and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement (including the Plan of Merger) be submitted to LNKB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes cast by the holders of outstanding LNKB Common Stock at a meeting of the shareholders of LNKB at which a quorum exists (the “Requisite LNKB Vote”), and subject to the adoption and approval of the Subsidiary Bank Agreement and Plan of Merger by the Board of Directors of Link and LNKB as Link’s sole shareholder, no other corporate proceedings on the part of LNKB are necessary to approve this Agreement or to consummate the transactions contemplated hereby (including the Merger). This Agreement has been duly and validly executed and delivered by LNKB and (assuming due authorization, execution and delivery by BHRB) constitutes a valid and binding obligation of LNKB, enforceable against LNKB in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)Neither the execution and delivery of this Agreement by LNKB nor the consummation by LNKB of the transactions contemplated hereby (including the Merger and the Subsidiary Merger), nor compliance by LNKB with any of the terms or provisions hereof, will (i) violate any provision of the LNKB Articles or the LNKB Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any other LNKB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.04 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LNKB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of LNKB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which LNKB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB.
Section 3.04.Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, or the seeking of waivers therefrom as applicable, with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) and the Riegle-Neal Interstate Banking and Branching Efficiency Act, 12 U.S.C. § 1831u (the “Riegle-Neal Act”), (ii) the Bureau of Financial Institutions (the “BFI”) of the VSCC, (iii) the Pennsylvania Department of Banking and Securities (the “PA DOBS”), (iv) the Maryland Office of the Commission of Financial Regulations (the “MD OCFR”), and (v) any state banking, securities or insurance regulatory authorities listed on Section 3.04 of the LNKB Disclosure Schedule or Section 4.04 of the disclosure schedule delivered by BHRB to LNKB concurrently herewith (the “BHRB Disclosure Schedule”) and approval of such applications, filings and notices or the receipt of waivers therefrom, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of LNKB shareholders and BHRB’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by BHRB in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration of effectiveness of the S-4, (d) the filing of the articles of merger with the VSCC pursuant to the VSCA and the statement of merger with the Pennsylvania DOS pursuant to the PBCL, and the filing with the applicable Governmental Entities as required by applicable law of the certificates, articles of merger or other documents and certificates as are necessary to make the Subsidiary Merger effective, (e) if required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any applications, filings or notices under the HSR Act and compliance with the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BHRB Common Stock pursuant to this Agreement and the approval of the listing of such BHRB Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission, or other governmental or regulatory authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by LNKB of this Agreement or (y) the consummation by LNKB of the Merger and the other transactions contemplated hereby (including the Subsidiary Merger). As of the date hereof, to the knowledge of LNKB, there is no reason why the necessary regulatory approvals and consents will not be received by LNKB to permit consummation of the Merger and the Subsidiary Merger on a timely basis.

Section 3.05.Reports. Except as set forth on Section 3.05 of the LNKB Disclosure Schedule, LNKB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) the PADOBS, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (clauses (i) – (vi), collectively, “LNKB Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any LNKB Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB. Subject to Section 9.14, except for normal examinations conducted by a LNKB Regulatory Agency in the ordinary course of business of LNKB and its Subsidiaries, no LNKB Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of LNKB, investigation into the business or operations of LNKB or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any LNKB Regulatory Agency with respect to any report or statement relating to any examinations or inspections of LNKB or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any LNKB Regulatory Agency with respect to the business, operations, policies or procedures of LNKB or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB.
Section 3.06.Financial Statements.
(a)The financial statements of LNKB and its Subsidiaries included (or incorporated by reference) in the LNKB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of LNKB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of LNKB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of LNKB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2023, no independent public accounting firm of LNKB has resigned (or informed LNKB that it intends to resign) or been dismissed as independent public accountants of LNKB as a result of or in connection with any disagreements with LNKB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, neither LNKB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of LNKB included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of LNKB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of LNKB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB. LNKB (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to LNKB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of LNKB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to LNKB’s outside auditors and the audit committee of LNKB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect LNKB’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in LNKB’s internal controls over financial reporting. These disclosures were made in writing by management to LNKB’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by LNKB to BHRB. Neither LNKB nor to LNKB’s knowledge, its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To the knowledge of LNKB, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)Since January 1, 2023, (i) neither LNKB nor any of its Subsidiaries, nor, to the knowledge of LNKB, any Representative of LNKB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of LNKB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LNKB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing LNKB or any of its Subsidiaries, whether or not employed by LNKB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by LNKB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of LNKB or any committee thereof or the Board of Directors or similar governing body of any LNKB Subsidiary or any committee thereof, or to the knowledge of LNKB, to any director or officer of LNKB or any LNKB Subsidiary.
Section 3.07.Broker’s Fees. With the exception of the engagement of Stephens Inc., neither LNKB nor any LNKB Subsidiary nor any of their respective officers or directors on behalf of LNKB has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. LNKB has disclosed to BHRB as of the date hereof the aggregate fees provided for in connection with the engagement by LNKB of Stephens Inc. related to the Merger and the other transactions contemplated hereunder.
Section 3.08.Absence of Certain Changes or Events.
(a)Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB.
(b)Since December 31, 2024, and until the date of this Agreement, LNKB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
Section 3.09.Legal Proceedings.
(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, neither LNKB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of LNKB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against LNKB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon LNKB, any of its Subsidiaries or the assets of LNKB or any of its Subsidiaries (or that, upon consummation of the Merger or Subsidiary Merger, would apply to the Surviving Corporation or any of its affiliates).
Section 3.10.Taxes and Tax Returns.
(a)Each of LNKB and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither LNKB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of LNKB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of LNKB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor, depositor, holder of securities of LNKB or any of its Subsidiaries or other third party. Each of LNKB and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable Law. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any the assets of LNKB and its Subsidiaries. Neither LNKB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither LNKB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of LNKB, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of LNKB and its Subsidiaries or the assets of LNKB and its Subsidiaries. Neither LNKB nor any of its Subsidiaries (A) has any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local or non-U.S. applicable law or guidance, or (B) utilized the employee retention credit relief provided under Sections 2301 of the CARES Act or Section 3134 of the Code, or (C) obtained a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. LNKB has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither LNKB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among LNKB and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither LNKB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was LNKB) or (B) has any liability for the Taxes of any person (other than LNKB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither LNKB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither LNKB nor any of its Subsidiaries has participated in a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4. Each of LNKB and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither LNKB, any of its Subsidiaries, nor BHRB of any of its Affiliates (as a result of the acquisition of LNKB and its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither LNKB nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code. Neither LNKB nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither LNKB nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.
(b)As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a tax and imposed by a Governmental Entity with jurisdiction over taxes, together with all penalties and additions to tax and interest thereon.
(c)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
Section 3.11.Employees.
(a)Section 3.11(a) of the LNKB Disclosure Schedule sets forth a true and complete list of all LNKB Benefit Plans. For purposes of this Agreement, the term “LNKB Benefit Plans” means an Employee Benefit Plan to which LNKB, any LNKB Subsidiary or any of their respective ERISA Affiliates (as defined below) is a party or has any current or future obligation or that is maintained, contributed to or sponsored by LNKB, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of LNKB, any of its Subsidiaries or any of their ERISA Affiliates, or for which LNKB, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect (including contingent) liability. For purposes of this Agreement, the term “Employee Benefit Plan” means any (i) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any rules or regulations promulgated thereunder (“ERISA”)), whether or not subject to ERISA, and (ii) equity or equity-based compensation, bonus, profit sharing, incentive, deferred compensation, severance, post-employment or retiree benefits, life insurance, supplemental retirement, termination, change in control, retention, compensation, employment, consulting, retirement or similar plan, agreement, arrangement, program or policy, insurance (including any self-insured arrangement), health and welfare, disability or sick leave benefits, vacation benefit, relocation or expatriate benefits, perquisite or other benefit plans, programs, agreements, contracts, policies or arrangements, in each case whether or not written or funded or unfunded. For purposes of this Agreement, the term “ERISA Affiliate” means with respect to an entity, any other entity, trade or business, whether or not incorporated, that together with such first entity would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
(b)LNKB has heretofore made available to BHRB true and complete copies of each LNKB Benefit Plan and the following related documents (or if the plan or related document is not written, a written description thereof), to the extent applicable, (i) all summary plan descriptions, amendments, summary of material modifications or supplements, (ii) all trust agreements or annuity contracts and any amendments thereto, (iii) the annual report (Form 5500) and accompanying schedules and attachments thereto filed with the U.S. Department of Labor (the “DOL”) for the last three (3) plan years, (iv) the most recently received U.S. Internal Revenue Service (“IRS”) determination, opinion, or notification letter, (v) the most recently prepared actuarial report and financial statements for each of the last three (3) years, (vi) copies of nondiscrimination tests for the past three (3) completed plan years, (vii) the IRS Forms 1094-C and a representative sample of the IRS Forms 1095-C filed with the IRS and provided to employees for the past three (3) years, and (viii) copies of all material correspondence with any governmental agency within the last six (6) years, including but not limited to any investigation materials, any “Top Hat” filings and any filings under amnesty, voluntary compliance or similar programs.
(c)None of LNKB, any of its Subsidiaries or any of their ERISA Affiliates has any plan or commitment to establish, adopt or enter into any new Employee Benefit Plan or to modify or amend any LNKB Benefit Plan (except to the extent required by law or as required by this Agreement).
(d)Each LNKB Benefit Plan has been established, operated and administered in material compliance with its terms and in material compliance with all applicable laws, including ERISA and the Code. Neither LNKB nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any LNKB Benefit Plan, and neither LNKB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(e)Section 3.11(e) of the LNKB Disclosure Schedule identifies each LNKB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “LNKB Qualified Plans”). The IRS has issued a favorable determination, opinion, or notification letter with respect to each LNKB Qualified Plan and the related trust, which letter has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of LNKB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any LNKB Qualified Plan or the related trust.
(f)None of LNKB, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time sponsored, contributed to, been obligated to contribute to or had any direct or indirect (including contingent) liability in respect of (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA and/or subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or Title IV of ERISA; (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”); or (iii) a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).
(g)All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering employees of LNKB or any of its Subsidiaries or any of their respective ERISA Affiliates have been maintained in material compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code. Except as set forth on Section 3.11(g) of the LNKB Disclosure Schedule, neither LNKB nor any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health, medical or life insurance or other welfare benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.
(h)Each LNKB Benefit Plan that is a health or welfare plan has terms that are in material compliance with and has been administered in all material respects in accordance with the requirements of the Affordable Care Act of 2010, as amended, and all reporting required under Sections 6055 and 6056 of the Code has been completed, and each of LNKB and its Subsidiaries has complied in all material respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any material Taxes or assessable payments thereunder.
(i)All contributions required to be made to any LNKB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any LNKB Benefit Plan, for any period through the date hereof, have, in all material respects, been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of LNKB.
(j)There are no pending or, to the knowledge of LNKB, threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of LNKB, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the LNKB Benefit Plans or any fiduciaries thereof with respect to their duties to the LNKB Benefit Plans or the assets of any of the trusts under any of the LNKB Benefit Plans that would reasonably be expected to result in any material liability of LNKB or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a LNKB Benefit Plan, or any other party.
(k)None of LNKB, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the LNKB Benefit Plans or their related trusts, LNKB, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that LNKB or any of its Subsidiaries has an obligation to indemnify to any material Tax, penalty or other liability imposed under Section 4975 of the Code or Section 502 of ERISA. To the knowledge of LNKB, no person who is or was a “fiduciary,” as defined in Section 3(21) of ERISA, of any LNKB Benefit Plan has any liability for breach of fiduciary duty under ERISA.
(l)Each LNKB Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects in form and operation with all applicable requirements of Section 409A of the Code.
(m)Except as set forth on Section 3.11(m) of the LNKB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of LNKB or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any LNKB Benefit Plan, or (iii) result in any limitation on the right of LNKB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any LNKB Benefit Plan or related trust.
(n)No payment which is or may be made to any current or former employee, director, independent contractor or agent of LNKB or any of its Subsidiaries or any of their respective ERISA Affiliates, either alone or in conjunction with any other payment, event or occurrence, will or could be characterized as an “excess parachute payment” under Section 280G of the Code. Neither LNKB nor any of its Subsidiaries or any of their respective ERISA Affiliates has any obligation to gross-up or reimburse any current or former employee, director or independent contractor or agent for any Taxes under Section 409A or 4999 of the Code, or otherwise.
(o)Section 3.11(o) of the LNKB Disclosure Schedule sets forth a complete list of the following information for each employee of LNKB and any of its Subsidiaries as of December 5, 2025: (i) name; (ii) employing entity; (iii) job title; (iv) location; (v) date of hire; (vi) annual rate of base or hourly compensation; (vii) exempt status; (viii) target annual incentive compensation opportunity; (ix) vacation and other paid time off accrual; (x) years of service credit (recognizing any cumulative service); and (xi) status (active or on leave) and, if on leave, the reason for and period of the leave.
(p)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, there are no pending or, to LNKB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against LNKB or any of its Subsidiaries, or any strikes, or other labor disputes against LNKB or any of its Subsidiaries. Neither LNKB nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or employee association (a “Collective Bargaining Agreement”), or work rules or practices agreed to with any labor organization or employee association applicable to service provider of LNKB or any of its Subsidiaries and, to the knowledge of LNKB, there are no organizing efforts by any union or other group seeking to represent any employees of LNKB or any of its Subsidiaries.
(q)LNKB and its Subsidiaries are, and have been since January 1, 2023, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, paid time off, overtime, employee classification, discrimination, harassment, retaliation, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB. Neither LNKB nor any of its Subsidiaries has taken any action that would reasonably be expected to cause BHRB or any of its affiliates to have any material liability or other obligations following the Closing Date under the Worker Adjustment and Retraining Notification Act or any comparable state or local law.
(r)There are no proceedings, claims or actions, or to the knowledge of LNKB, inquiries, audits, examinations or investigations pending or, to the knowledge of LNKB, threatened between LNKB or any of its Subsidiaries and any current or former employee or independent contractor thereof, or any applicant for employment.
(s)To the knowledge of LNKB and to the extent it is permitted by law to ascertain, all employees of LNKB and its Subsidiaries are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed, and each of LNKB or its Subsidiaries, as applicable, has completed a Form I-9 for each employee for which one has been determined to be required by applicable law and each such Form I-9 has since been updated as required by applicable law and is correct and complete in all material respects as of the date hereof.
(t)To the knowledge of LNKB, (x) no current or former employee or independent contractor of LNKB is presently in violation of their continuing contractual, statutory, or fiduciary obligations to LNKB, and no employee or independent contractor of LNKB is in breach of any such obligation owed by such individual to any third party (including any former employer), and (y) no employee or independent contractor of LNKB is a party to, or is otherwise presently bound by, any contract, including any confidentiality, noncompetition or proprietary rights contract, with any other person that adversely affects or could reasonably be expected to adversely affect (i) the performance of his or her duties to LNKB or any of its Subsidiaries, (ii) his or her ability to assign to LNKB rights to any invention, improvement, discovery or information belonging to LNKB, or (iii) the ability of LNKB to conduct its business as currently conducted.
Section 3.12.SEC Reports. LNKB has previously made available to BHRB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2023 by LNKB pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “LNKB Reports”) and (b) communication mailed by LNKB to its shareholders since January 1, 2023 and prior to the date hereof, and no such LNKB Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2023, as of their respective dates, all LNKB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of LNKB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the LNKB Reports.
Section 3.13.Compliance with Applicable Law.
(a)LNKB and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, and to the knowledge of LNKB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. LNKB has not elected to be treated as a financial holding company under the BHC Act and LNKB and each of its Subsidiaries other than Link are engaged solely in activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company.

(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LNKB, LNKB and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to LNKB or any of its Subsidiaries, including all applicable laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “CARES Act”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c)Link has a Community Reinvestment Act rating of “satisfactory” or better.
(d)LNKB maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by LNKB and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. To the knowledge of LNKB, since January 1, 2023, no third party has gained unauthorized access to any information technology networks or Personal Data controlled by LNKB and its Subsidiaries except as set forth on Section 3.13(d) of the LNKB Disclosure Schedule.
(e)As of the date hereof, each of LNKB and Link is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither LNKB nor Link has received any indication from a Governmental Entity that its status as “well-capitalized” or that the Community Reinvestment Act rating of Link will be downgraded within one (1) year from the date of this Agreement.
Section 3.14.Certain Contracts.
(a)Except as set forth on Section 3.14(a) of the LNKB Disclosure Schedule, as of the date hereof, neither LNKB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of LNKB or any of its Subsidiaries (or after the Merger, the ability of the Surviving Corporation or any of its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements); (iii) with or to a labor union or guild (including any Collective Bargaining Agreement); (iv) which (other than extensions of credit, other customary banking products offered by LNKB or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $250,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less; (v) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of LNKB or its Subsidiaries taken as a whole; (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a LNKB Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to LNKB and its Subsidiaries, taken as a whole; (vii) that provides for contractual indemnification to any director, officer or employee; (viii) (A) that relates to the incurrence of indebtedness by LNKB or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by LNKB or any of its Subsidiaries of, or any similar commitment by LNKB or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $500,000 or more; (ix) that creates or relates to any partnership, joint venture or other similar arrangement; (x) with any record or beneficial owner of five percent (5%) or more of the outstanding shares of LNKB Common Stock; or (xi) which is a settlement, consent or similar agreement and contains any material continuing obligations of LNKB or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any LNKB Benefit Plan), whether or not set forth in the LNKB Disclosure Schedule, is referred to herein as a “LNKB Contract.” LNKB has made available to BHRB true, correct and complete copies of each LNKB Contract in effect as of the date hereof.
(b)(i) Each LNKB Contract is valid and binding on LNKB or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LNKB, (ii) LNKB and each of its Subsidiaries have complied with and performed all obligations required to be complied with or performed by any of them to date under each LNKB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LNKB, (iii) to the knowledge of LNKB, each third-party counterparty to each LNKB Contract has complied with and performed all obligations required to be complied with and performed by it to date under such LNKB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LNKB, (iv) neither LNKB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any LNKB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of LNKB or any of its Subsidiaries, or to the knowledge of LNKB, any other party thereto, of or under any such LNKB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LNKB.
Section 3.15.LNKB Supervisory Actions. Subject to Section 9.14, neither LNKB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any LNKB Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the LNKB Disclosure Schedule, a “LNKB Supervisory Action”), nor has LNKB or any of its Subsidiaries been advised since January 1, 2023, of any LNKB Supervisory Action by any LNKB Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such LNKB Supervisory Action.
Section 3.16.Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of LNKB or any of its Subsidiaries or for the account of a customer of LNKB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any LNKB Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of LNKB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. LNKB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to LNKB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.
Section 3.17.Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, LNKB and its Subsidiaries are in compliance, and have complied since January 1, 2023, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of LNKB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on LNKB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against LNKB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB. To the knowledge of LNKB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB. LNKB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, LNKB Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB.
Section 3.18.Investment Securities and Commodities.
(a)Each of LNKB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to LNKB on a consolidated basis, free and clear of any Lien, except as set forth in the financial statements included in the LNKB Reports or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of LNKB or its Subsidiaries. Such securities and commodities are valued on the books of LNKB in accordance with GAAP in all material respects.
(b)LNKB and its Subsidiaries and their respective businesses, to the extent applicable, employ investment, securities, commodities, risk management and other policies, practices and procedures that LNKB believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, LNKB has made available to BHRB the material terms of such policies, practices and procedures.
Section 3.19.Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, LNKB or a LNKB Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the LNKB Reports as being owned by LNKB or a LNKB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “LNKB Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or the free transferability of such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such LNKB Reports or acquired after the date thereof which are material to LNKB’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the LNKB Owned Properties, the “LNKB Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of LNKB, the lessor. There are no pending or, to the knowledge of LNKB, threatened condemnation proceedings against the LNKB Real Property.
Section 3.20.Intellectual Property.
(a)Section 3.20(a) of the LNKB Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration of any and all registered Intellectual Property owned (or purported to be owned) by LNKB and each of its Subsidiaries as of the date hereof. LNKB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB: (i) to the knowledge of LNKB, the use of any Intellectual Property by LNKB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which LNKB or any LNKB Subsidiary acquired the right to use any Intellectual Property, (ii) to the knowledge of LNKB, no person has asserted in writing to LNKB that LNKB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (iii) to the knowledge of LNKB, no person is challenging, infringing on or otherwise violating any right of LNKB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to LNKB or its Subsidiaries and (iv) neither LNKB nor any LNKB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by LNKB or any LNKB Subsidiary, and LNKB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by LNKB and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by LNKB and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, to the knowledge of LNKB, none of the software owned or distributed by LNKB or any of its Subsidiaries contains any software code that is licensed under any terms or conditions that require that any software containing such code be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(d)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, the IT Assets of LNKB operate and perform in a manner that permits LNKB and its Subsidiaries to conduct their business as currently conducted.
(e)For purposes of this Agreement, (i) “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any and all renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any and all renewals or extensions thereof; and any and all similar intellectual property or proprietary rights throughout the world and (ii) “IT Assets” of any person means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, such person or any of its Subsidiaries.
Section 3.21.Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between LNKB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of LNKB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding LNKB Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of LNKB) on the other hand, of the type required to be reported in any LNKB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.
Section 3.22.State Takeover Laws. The Board of Directors of LNKB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the LNKB Articles and the LNKB Bylaws (collectively, with any similar provisions of the BHRB Articles or the BHRB Bylaws, “Takeover Statutes”). With respect to the transactions contemplated hereby, no holder of the capital stock of LNKB is entitled to exercise any appraisal rights under the PBCL or any successor statute, or any similar dissenter’s or appraisal rights.

Section 3.23.Reorganization. Neither LNKB nor any of its Subsidiaries has taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede (i) the Merger from qualifying for the Intended Tax Treatment, (ii) the Subsidiary Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) prevent counsel from providing the tax opinions required pursuant to Section 7.02(c) and Section 7.03(c)).
Section 3.24.Opinion. Prior to the execution of this Agreement, the board of directors of LNKB has received an opinion (which if initially rendered orally, has been or will be confirmed in a written opinion of the same date) from Stephens Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair from a financial point of view to the holders of LNKB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 3.25.LNKB Information. The information relating to LNKB and its Subsidiaries or that is provided by LNKB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any LNKB Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to LNKB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to LNKB or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
Section 3.26.Loan Portfolio.
(a)Section 3.26(a) of the LNKB Disclosure Schedule sets forth all (i) written or oral loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which LNKB or any of its Subsidiaries is a creditor which, as of September 30, 2025, was over thirty (30) days or more delinquent in payment of principal or interest or in default of any other material provisions, and (ii) Loans with any director, executive officer or principal shareholder (as such terms are defined in Regulation O), or any five percent (5%) or greater shareholder, of LNKB or any of its Subsidiaries, or to the knowledge of LNKB, any affiliate of the foregoing. Set forth in Section 3.26(a) of the LNKB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of LNKB and its Subsidiaries that, as of September 30, 2025, were classified by LNKB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) all of the Loans of LNKB or its Subsidiaries for which a specific reserve allocation existed in connection therewith as of September 30, 2025, and (C) all of the Loans of LNKB or its Subsidiaries that, as of September 30, 2025, had a total outstanding balance and/or unfunded commitment of $1,000,000 or more and that, as of such date, (I) reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) calendar days past due, (II) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (III) where a specific reserve allocation exists in connection therewith.
(b)Section 3.26(b) of the LNKB Disclosure Schedule identifies each asset of LNKB or any of its Subsidiaries that as of September 30, 2025 was classified as other real estate owned (“OREO”) and the book value thereof as of September 30, 2025 as well as any assets classified as OREO between December 31, 2024 and September 30, 2025 and any sales of OREO between December 31, 2024 and September 30, 2025, reflecting any gain or loss with respect to any OREO sold.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, each Loan of LNKB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of LNKB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(d)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, each outstanding Loan of LNKB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of LNKB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), including the policy set forth on Section 3.26(d) of the LNKB Disclosure Schedule, and with all applicable federal, state and local laws, regulations and rules. All such Loans are owned by LNKB or Link free and clear of any Liens. No claims of defense as to the enforcement of any Loan of LNKB or any of its Subsidiaries have been asserted in writing against LNKB or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and LNKB has no knowledge of any acts or omissions which would give rise to any claim or right of recission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination. Other than participation loans purchased by LNKB from third parties that are described in Section 3.26(d) of the LNKB Disclosure Schedule, no Loans of LNKB or any of its Subsidiaries are serviced by third parties or will become subject to any third-party servicing.

(e)None of the agreements pursuant to which LNKB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)Neither LNKB nor any of its Subsidiaries is now or has it ever been since January 1, 2023, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)There are no outstanding Loans made by LNKB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of LNKB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(h)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, neither LNKB nor any of its Subsidiaries is now nor has it ever been since January 1, 2023 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or LNKB Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(i)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to LNKB’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by LNKB or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.04 and Section 4.04 have been made or obtained.
(j)Section 3.26(j) of the LNKB Disclosure Schedule sets forth all residential mortgage or commercial Loans originated on or after January 1, 2023 by LNKB or any LNKB Subsidiary (i) that were sold in the secondary mortgage market and have been repurchased by LNKB or any LNKB Subsidiary, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked LNKB or any LNKB Subsidiary to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from LNKB or any LNKB Subsidiary, or have notified LNKB or any LNKB Subsidiary of an intent to request indemnification, in connection with such Loans.
(k)The allowance for credit losses of LNKB (the “LNKB ACL”) as of September 30, 2025 was, and the LNKB ACL to be shown on the financial statements of LNKB and its

Subsidiaries as of any date subsequent to the date of this Agreement will be, adequate in all material respects to provide for all known or reasonable anticipated losses, net of recoveries relating to Loans previously charged off, in respect of Loans outstanding (including letter of credit or commitments to make Loans or extend credit). The LNKB ACL as of September 30, 2025 was, and the LNKB ACL to be shown on the financial statements of LNKB and its Subsidiaries as of any date subsequent to the date of this Agreement will be, established in accordance with GAAP and applicable regulatory requirements and guidelines.
Section 3.27.Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LNKB, (a) LNKB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of LNKB reasonably has determined to be prudent and consistent with industry practice, and LNKB and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of LNKB and its Subsidiaries, LNKB or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by LNKB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither LNKB nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
Section 3.28.Investment Advisory and Broker-Dealer Matters.
(a)No Subsidiary of LNKB is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).
(b)No Subsidiary of LNKB is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or any other federal or state regulatory or legal requirement or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.
Section 3.29.Sanctions, Anti-Money Laundering and Anti-Corruption Laws.
(a)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on LNKB, LNKB and its Subsidiaries, and, to the knowledge of LNKB, each of their respective directors, officers, employees, agents, representatives and any other person acting on behalf of LNKB and its Subsidiaries, acting alone or together, is and has been in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and any other anti-corruption or anti-bribery Applicable Law.

(b)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on LNKB, none of LNKB nor any of its Subsidiaries, nor, to the knowledge of LNKB, any of their respective directors, officers, employees, agents, representatives or other persons acting on behalf of LNKB and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of LNKB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of LNKB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of LNKB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of LNKB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for LNKB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for LNKB or any of its Subsidiaries.
(c)None of LNKB nor any of its Subsidiaries, nor, to the knowledge of LNKB, any of their respective directors, officers, employees, agents, representatives or other persons acting on their behalf, is, or is 50% or more owned or controlled by one or more persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, the Kherson oblast, and the Zaporizhzhia oblast regions of Ukraine), except as otherwise authorized pursuant to Sanctions. Neither LNKB nor any of its Subsidiaries has engaged in business with foreign nations, organizations or individuals named on any of the following lists maintained by the OFAC or the United States Department of the Treasury: (x) the Specially Designated Nationals and Blocked Persons List; (y) the Sanctions Program and Countries Summaries Lists; or (z) Executive Order 13224.
(d)LNKB and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with the FCPA, and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.
(e)No Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of LNKB, is investigating or has in the past five (5) years, to the knowledge of LNKB, conducted, initiated or threatened any investigation of, LNKB or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the

FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.
Section 3.30.Deposits.
(a)All of the deposits held by Link (including the records and documentation pertaining to such deposits) are held in compliance, in all material respects, with (a) all applicable policies, practices and procedures of Link and (b) all applicable laws, including applicable laws governing anti-money laundering and Sanctions. All deposit account applications for deposits held by Link have been solicited, taken and evaluated and applicants notified in a manner that complied, in all material respects, with all applicable laws. All deposit accounts for deposits held by Link have been, in all material respects, maintained and serviced by Link or its affiliates in accordance with the deposit account agreements and LNKB’s applicable policies, practices and procedures.
(b)Since January 1, 2023, Link has not reclassified any deposit reported on its Call Reports from a “brokered deposit,” as such term is used in the Call Reports, to a deposit that is not classified as a “brokered deposit.”
Section 3.31.No Other Representations or Warranties.
(a)Except for the representations and warranties made by LNKB in this Article 3, neither LNKB nor any other person makes any express or implied representation or warranty with respect to LNKB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and LNKB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither LNKB nor any other person makes or has made any representation or warranty to BHRB or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to LNKB, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to BHRB or any of its affiliates or Representatives in the course of their due diligence investigation of LNKB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by LNKB in this Article 3.
(b)LNKB acknowledges and agrees that neither BHRB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 4.
Article 4
Representations and Warranties of BHRB
Except (a) as disclosed in the BHRB Disclosure Schedule; provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the BHRB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BHRB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect on BHRB and (iii) any disclosures made with respect to a section of this Article 4 shall be deemed to qualify (1) any other section of this Article 4 specifically referenced or cross-referenced and (2) other sections of this Article 4 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) except with respect to matters that relate to the representations and warranties contained in Section 4.02, as disclosed in any BHRB Reports filed by BHRB since January 1, 2023, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BHRB hereby represents and warrants to LNKB as follows:
Section 4.01.Corporate Organization.
(a)BHRB is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. BHRB has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. BHRB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BHRB. True and complete copies of the articles of incorporation of BHRB (the “BHRB Articles”) and the bylaws of BHRB (the “BHRB Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by BHRB to LNKB. BHRB is not in violation of any of the provisions of the BHRB Articles or the BHRB Bylaws as of the date hereof.
(b)Each Subsidiary of BHRB (a “BHRB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing unless the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of BHRB or any Subsidiary of BHRB to pay dividends or distributions except, in the case of BHRB or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of B&H Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of

BHRB, threatened. No Subsidiary of BHRB is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of BHRB as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of BHRB other than the BHRB Subsidiaries.
Section 4.02.Capitalization.
(a)As of the date of this Agreement, the authorized capital stock of BHRB consisted of 40,000,000 shares of BHRB Common Stock and 2,000,000 shares of serial preferred stock, par value $1.00 per share (the “BHRB Preferred Stock”). As of the Capitalization Date, there were (i) 15,028,524 shares of BHRB Common Stock issued and outstanding, (ii) 1,500 shares of BHRB Preferred Stock issued and outstanding, (iii) 73,393 shares of BHRB Common Stock reserved for issuance upon the settlement of outstanding time-vesting restricted stock unit awards in respect of BHRB Common Stock, and 101,296 shares of BHRB Common Stock reserved for issuance upon the settlement of outstanding performance-vesting restricted stock unit awards in respect of BHRB Common Stock (collectively, the “BHRB RSU Awards”), (iv) 186,009 shares of BHRB Common Stock reserved for issuance upon the settlement of outstanding stock appreciation rights in respect of BHRB Common Stock (together with the BHRB RSU Awards, the “BHRB Equity Awards”), (v) 7,340 shares of BHRB Common Stock reserved for issuance upon settlement of outstanding purchase rights under the BHRB 2023 Employee Stock Purchase Plan (the “BHRB ESPP”) (determined by reference to the closing price of a share of BHRB Common Stock on the first day of the current purchase window under the BHRB ESPP), and (vi) no other shares of capital stock or other voting securities or equity interests of BHRB issued, reserved for issuance or outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since the Capitalization Date resulting from the vesting or settlement of any BHRB RSU Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of BHRB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of BHRB Common Stock and BHRB Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable (except as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on Section 4.02(a) of the BHRB Disclosure Schedule, there are no trust preferred or subordinated debt securities of BHRB or any BHRB Subsidiary issued or outstanding. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of BHRB may vote. Other than BHRB Equity Awards outstanding as of the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in BHRB, or contracts, commitments, understandings or arrangements by which BHRB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in BHRB or that otherwise obligate BHRB or any BHRB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “BHRB Securities”). No BHRB Subsidiary owns any capital stock of BHRB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which BHRB or any of its Subsidiaries is a party with respect to the voting or transfer of BHRB Common Stock, capital stock or other voting or equity securities or ownership interests of BHRB or granting any shareholder or other person any registration rights other than the BHRB Support Agreements.
(b)BHRB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BHRB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any BHRB Subsidiary, or contracts, commitments, understandings or arrangements by which any BHRB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such BHRB Subsidiary, or otherwise obligating BHRB or any BHRB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (“BHRB Subsidiary Securities”).
Section 4.03.Authority; No Violation.
(a)BHRB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite BHRB Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BHRB. The Board of Directors of BHRB, acting with the approval of not less than one hundred percent (100%) of the number of members of the Board of Directors of BHRB, has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of BHRB and its shareholders, and has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement (including the Plan of Merger) be submitted to BHRB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of BHRB Common Stock at a meeting called therefor (the “Requisite BHRB Vote”), and subject to the adoption and approval of the Subsidiary Bank Agreement and Plan of Merger by the Board of Directors of B&H Bank and BHRB as B&H Bank’s sole shareholder, and the adoption of resolutions to give effect to the provisions of Section 1.11 in connection with the Closing, no other corporate proceedings on the part of BHRB are necessary to approve this Agreement or to consummate the transactions contemplated hereby (including the Merger). This Agreement has been duly and validly executed and delivered by BHRB and (assuming due authorization, execution and delivery by LNKB) constitutes a valid and binding obligation of BHRB, enforceable against BHRB in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of BHRB Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite BHRB Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of BHRB will have any preemptive right or similar rights in respect thereof.
(b)Neither the execution and delivery of this Agreement by BHRB, nor the consummation by BHRB of the transactions contemplated hereby (including the Merger and the Subsidiary Merger), nor compliance by BHRB with any of the terms or provisions hereof, will (i) violate any provision of the BHRB Articles or the BHRB Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any BHRB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHRB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BHRB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BHRB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB.
Section 4.04.Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, or the seeking of waivers therefrom as applicable, with (i) the Federal Reserve Board under the BHC Act, the Bank Merger Act and the Riegle-Neal Act, (ii) the BFI of the VSCC, (iii) the PA DOBS, (iv) the MD OCFR and (v) any state banking, securities or insurance regulatory authorities listed on Section 3.04 of the LNKB Disclosure Schedule or Section 4.04 of the BHRB Disclosure Schedule and approval of such applications, filings and notices or the receipt of waivers therefrom, (c) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (d) the filing of the Articles of Merger with the VSCC pursuant to the VSCA and the statement of merger with the Pennsylvania DOS pursuant to the PBCL, and the filing with the applicable Governmental Entities as required by applicable law of the certificates, articles of merger or other documents and certificates as are necessary to make the Subsidiary Merger effective, (e) if required by the HSR Act, the filing of any applications, filings or notices under the HSR Act and compliance with the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BHRB Common Stock pursuant to this Agreement and the approval of the listing of such BHRB Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by BHRB of this Agreement or (y) the consummation by BHRB of the Merger and the other transactions contemplated hereby (including the Subsidiary Merger). As of the date hereof, to the knowledge of BHRB, there is no reason why the necessary regulatory approvals and consents will not be received by BHRB to permit consummation of the Merger and the Subsidiary Merger on a timely basis.
Section 4.05.Reports. BHRB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i)  the BFI of the VSCC, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (clauses (i) – (vi), collectively, “BHRB Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any BHRB Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB. Subject to Section 9.14, except for normal examinations conducted by a BHRB Regulatory Agency in the ordinary course of business of BHRB and its Subsidiaries, no BHRB Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of BHRB, investigation into the business or operations of BHRB or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any BHRB Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BHRB or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any BHRB Regulatory Agency with respect to the business, operations, policies or procedures of BHRB or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB.

Section 4.06.Financial Statements.
(a)The financial statements of BHRB and its Subsidiaries included (or incorporated by reference) in the BHRB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BHRB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of BHRB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of BHRB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2023, no independent public accounting firm of BHRB has resigned (or informed BHRB that it intends to resign) or been dismissed as independent public accountants of BHRB as a result of or in connection with any disagreements with BHRB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, neither BHRB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of BHRB included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of BHRB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHRB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB. BHRB (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to BHRB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BHRB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BHRB’s outside auditors and the audit committee of BHRB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect BHRB’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in BHRB’s internal controls over financial reporting. These disclosures were made in writing by management to BHRB’s auditors and audit committee. Neither BHRB nor to BHRB’s knowledge, its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To BHRB’s knowledge, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2023, (i) neither BHRB nor any of its Subsidiaries, nor, to the knowledge of BHRB, any Representative of BHRB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BHRB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BHRB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing BHRB or any of its Subsidiaries, whether or not employed by BHRB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BHRB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of BHRB or any committee thereof or the Board of Directors or similar governing body of any BHRB Subsidiary or any committee thereof, or to the knowledge of BHRB, to any director or officer of BHRB or any BHRB Subsidiary.
Section 4.07.Broker’s Fees. With the exception of the engagement Keefe, Bruyette & Woods, Inc., neither BHRB nor any BHRB Subsidiary nor any of their respective officers or directors on behalf of BHRB has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
Section 4.08.Absence of Certain Changes or Events.
(a)Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB.
(b)Since December 31, 2024 and until the date of this Agreement, BHRB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 4.09.Legal Proceedings.
(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, neither BHRB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of BHRB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BHRB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon BHRB, any of its Subsidiaries or the assets of BHRB or any of its Subsidiaries (or that, upon consummation of the Merger or the Subsidiary Merger, would apply to the Surviving Corporation or any of its affiliates).
Section 4.10.Taxes and Tax Returns. Each of BHRB and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither BHRB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of BHRB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of BHRB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor, depositor, holder of securities of BHRB or any of its Subsidiaries or other third party. Each of BHRB and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable Law. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any the assets of BHRB and its Subsidiaries. Neither BHRB nor any of its subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither BHRB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of BHRB, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of BHRB and its Subsidiaries or the assets of BHRB and its Subsidiaries. Neither BHRB nor any of its Subsidiaries has (A) any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local, or non-U.S. applicable law or guidance, (B) utilized the employee retention credit relief provided under Section 2301 of the CARES Act or Section 3134 of the Code or (C) obtained a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. BHRB has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither BHRB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among

BHRB and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither BHRB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was BHRB) or (B) has any liability for the Taxes of any person (other than BHRB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither BHRB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Each of BHRB and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither BHRB nor any of its Subsidiaries has participated in a “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. Neither BHRB nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither BHRB nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
Section 4.11.Employees.
(a)For purposes of this Agreement, the term “BHRB Benefit Plans” means an Employee Benefit Plan to which BHRB, any BHRB Subsidiary or any of their respective ERISA Affiliates is a party or has any current or future obligation or that is maintained, contributed to or sponsored by BHRB, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of BHRB, any of its Subsidiaries or any of their ERISA Affiliates, or for which BHRB, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability.
(b)BHRB has made available to LNKB true, correct, and complete copies of the following documents with respect to each of the BHRB Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any BHRB Benefit Plan, (iii) where any BHRB Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any BHRB Benefit Plan, (vi) the most recently prepared actuarial report for each BHRB Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, the DOL, or the PBGC.
(c)Each BHRB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “BHRB Qualified Plans”) has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of BHRB, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any BHRB Qualified Plan or the exempt status of the related trust.
(d)Each BHRB Benefit Plan has been established, operated and administered in material compliance with its terms and in material compliance with all applicable laws, including ERISA and the Code.
(e)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, with respect to each BHRB Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such BHRB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such BHRB Benefit Plan’s actuary with respect to such BHRB Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such BHRB Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by BHRB or any of its Subsidiaries or any of their respective ERISA Affiliates, and (vii) the PBGC has not instituted proceedings to terminate any such BHRB Benefit Plan.
(f)None of BHRB, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or Multiple Employer Plan, and none of BHRB, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(g)Neither BHRB nor any of its Subsidiaries (or any of their respective ERISA Affiliates) sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health, medical or life insurance or other welfare benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, there are no pending or, to BHRB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against BHRB or any of its Subsidiaries, or any strikes, or other labor disputes against BHRB or any of its Subsidiaries. Neither BHRB nor any of its Subsidiaries is party to or bound by any Collective Bargaining Agreement, or work rules or practices agreed to with any labor organization or employee association applicable to service provider of BHRB or any of its Subsidiaries and, to the knowledge of BHRB, there are no organizing efforts by any union or other group seeking to represent any employees of BHRB or any of its Subsidiaries.
(i)BHRB and its Subsidiaries are, and have been since January 1, 2023, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, paid time off, overtime, employee classification, discrimination, harassment, retaliation, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB. Neither BHRB nor any of its Subsidiaries has taken any action that would reasonably be expected to cause BHRB or any of its affiliates to have any material liability or other obligations following the Closing Date under the Worker Adjustment and Retraining Notification Act or any comparable state or local law.
Section 4.12.SEC Reports. BHRB has previously made available to LNKB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2023 by BHRB pursuant to the Exchange Act (the “BHRB Reports”) and (b) communication mailed by BHRB to its shareholders since January 1, 2023 and prior to the date hereof, and no such BHRB Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2023, as of their respective dates, all BHRB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of BHRB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BHRB Reports.

Section 4.13.Compliance with Applicable Law.
(a)BHRB and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, and to the knowledge of BHRB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, BHRB and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BHRB or any of its Subsidiaries, including all applicable laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the CARES Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c)B&H Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)BHRB maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by BHRB and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. To the knowledge of BHRB, since January 1, 2023, no third party has gained unauthorized access to any information technology networks or Personal Data controlled by BHRB and its Subsidiaries except as set forth on Section 4.13(d) of the BHRB Disclosure Schedule.
(e)As of the date hereof, BHRB and B&H Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither BHRB nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that B&H Bank’s Community

Reinvestment Act rating will be downgraded within one (1) year from the date of this Agreement.
Section 4.14.Certain Contracts.
(a)Each contract, arrangement, commitment or understanding (whether written or oral), but excluding any BHRB Benefit Plan, which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BHRB or any of its Subsidiaries is a party or by which BHRB or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by BHRB (or a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed subsequent thereto) (each, a “BHRB Contract”).
(b)(i) Each BHRB Contract is valid and binding on BHRB or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BHRB, (ii) BHRB and each of its Subsidiaries have complied with and performed all obligations required to be complied with or performed by any of them to date under each BHRB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BHRB, (iii) to the knowledge of BHRB, each third-party counterparty to each BHRB Contract has complied with and performed all obligations required to be complied with and performed by it to date under such BHRB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BHRB, (iv) neither BHRB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any BHRB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of BHRB or any of its Subsidiaries, or to the knowledge of BHRB, any other party thereto, of or under any such BHRB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BHRB.
Section 4.15.BHRB Supervisory Actions. Subject to Section 9.14, neither BHRB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any BHRB Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the BHRB Disclosure Schedule, a “BHRB

Supervisory Action”), nor has BHRB or any of its Subsidiaries been advised since January 1, 2023, of any BHRB Supervisory Action by any BHRB Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BHRB Supervisory Action.
Section 4.16.Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of BHRB or any of its Subsidiaries or for the account of a customer of BHRB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any BHRB Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of BHRB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. BHRB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to BHRB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.
Section 4.17.Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, BHRB and its Subsidiaries are in compliance, and have complied since January 1, 2023, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of BHRB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BHRB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against BHRB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB. To the knowledge of BHRB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB. BHRB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, BHRB Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB.
Section 4.18.Investment Securities and Commodities.
(a)Each of BHRB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to BHRB on a consolidated basis, free and clear of any Lien, except as set forth in the financial statements included in the BHRB Reports or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of

BHRB or its Subsidiaries. Such securities and commodities are valued on the books of BHRB in accordance with GAAP in all material respects.
(b)BHRB and its Subsidiaries and their respective businesses, to the extent applicable, employ investment, securities, commodities, risk management and other policies, practices and procedures that BHRB believes are prudent and reasonable in the context of such businesses.
Section 4.19.Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, BHRB or a BHRB Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the BHRB Reports as being owned by BHRB or a BHRB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “BHRB Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such BHRB Reports or acquired after the date thereof which are material to BHRB’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the BHRB Owned Properties, the “BHRB Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of BHRB, the lessor. There are no pending or, to the knowledge of BHRB, threatened condemnation proceedings against the BHRB Real Property.
Section 4.20.Intellectual Property.
(a)BHRB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB: (i) to the knowledge of BHRB, the use of any Intellectual Property by BHRB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which BHRB or any BHRB Subsidiary acquired the right to use any Intellectual Property, (ii) to the knowledge of BHRB, no person has asserted in writing to BHRB that BHRB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (iii) to the knowledge of BHRB, no person is challenging, infringing on or otherwise violating any right of BHRB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to BHRB or its Subsidiaries and (iv) neither BHRB nor any BHRB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BHRB or any BHRB Subsidiary, and BHRB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by BHRB and its Subsidiaries and to maintain, enforce and protect the confidentiality of all

Intellectual Property owned or licensed, respectively, by BHRB and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, the IT Assets of BHRB operate and perform in a manner that permits BHRB and its Subsidiaries to conduct their business as currently conducted.
Section 4.21.Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between BHRB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of BHRB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding BHRB Common Stock or voting power thereof (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of BHRB) on the other hand, of the type required to be reported in any BHRB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.
Section 4.22.State Takeover Laws. The Board of Directors of BHRB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of BHRB Common Stock in connection with the Merger.
Section 4.23.Reorganization. Neither BHRB nor any of its Subsidiaries has taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede (i) the Merger from qualifying for the Intended Tax Treatment, (ii) the Subsidiary Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) prevent counsel from providing the tax opinions required pursuant to Section 7.02(c) and Section 7.03(c)).
Section 4.24.Opinion. Prior to the execution of this Agreement, the board of directors of BHRB has received an opinion (which if initially rendered orally, has been or will be confirmed in a written opinion of the same date) from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair from a financial point of view to BHRB. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 4.25.BHRB Information. The information relating to BHRB and its Subsidiaries or that is provided by BHRB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any BHRB Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to BHRB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate to LNKB or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
Section 4.26.Loan Portfolio.
(a)Except as set forth on Section 4.26(a) of the BHRB Disclosure Schedule, as of the date hereof, neither BHRB nor any of its Subsidiaries is a party to any written or oral Loans in which BHRB or any Subsidiary of BHRB is a creditor that, as of September 30, 2025, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of September 30, 2025 over ninety (90) days or more delinquent in payment of principal or interest.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, each Loan of BHRB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BHRB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, each outstanding Loan of BHRB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BHRB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in compliance with all applicable federal, state and local laws, regulations and rules.
(d)None of the agreements pursuant to which BHRB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)There are no outstanding Loans made by BHRB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of BHRB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, neither BHRB nor any of its Subsidiaries is now nor has it ever been since January 1, 2023 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or BHRB Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to BHRB’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by BHRB or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.04 and Section 4.04 have been made or obtained.
(h)The allowance for credit losses of BHRB (the “BHRB ACL”) as of September 30, 2025 was, and the BHRB ACL to be shown on the financial statements of BHRB and its Subsidiaries as of any date subsequent to the date of this Agreement will be, adequate in all material respects to provide for all known or reasonable anticipated losses, net of recoveries relating to Loans previously charged off, in respect of Loans outstanding (including letter of credit or commitments to make Loans or extend credit). The BHRB ACL as of September 30, 2025 was, and the BHRB ACL to be shown on the financial statements of BHRB and its Subsidiaries as of any date subsequent to the date of this Agreement will be, established in accordance with GAAP and applicable regulatory requirements and guidelines.
Section 4.27.Sanctions, Anti-Money Laundering and Anti-Corruption Laws.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BHRB, BHRB and its Subsidiaries, and, to the knowledge of BHRB, each of their respective directors, officers, employees, agents, representatives and any other person acting on behalf of BHRB and its Subsidiaries, acting alone or together, is and has been in compliance with the FCPA and any other anti-corruption or anti-bribery Applicable Law.
(b)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BHRB, none of BHRB nor any of its Subsidiaries, nor, to the knowledge of BHRB, any of their respective directors, officers, employees, agents, representatives or other persons acting on behalf of BHRB and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of BHRB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BHRB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BHRB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BHRB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for BHRB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BHRB or any of its Subsidiaries.
(c)None of BHRB nor any of its Subsidiaries, nor, to the knowledge of BHRB, any of their respective directors, officers, employees, agents, representatives or other persons acting on their behalf, is, or is 50% or more owned or controlled by one or more persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, the Kherson oblast, and the Zaporizhzhia oblast regions of Ukraine), except as otherwise authorized pursuant to Sanctions. Neither BHRB nor any of its Subsidiaries has engaged in business with foreign nations, organizations or individuals named on any of the following lists maintained by the OFAC or the United States Department of the Treasury: (x) the Specially Designated Nationals and Blocked Persons List; (y) the Sanctions Program and Countries Summaries Lists; or (z) Executive Order 13224.
(d)BHRB and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with the FCPA, and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.
(e)No Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of BHRB, is investigating or has in the past five (5) years, to the knowledge of BHRB, conducted, initiated or threatened any investigation of, BHRB or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.
Section 4.28.Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BHRB, (a) BHRB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BHRB reasonably has determined to be prudent and consistent with industry practice, and BHRB and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of BHRB and its Subsidiaries, BHRB or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by BHRB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither BHRB nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
Section 4.29.Deposits.
(a)All of the deposits held by B&H Bank (including the records and documentation pertaining to such deposits) are held in compliance, in all material respects, with (a) all applicable policies, practices and procedures of B&H Bank and (b) all applicable laws, including applicable laws governing anti-money laundering and Sanctions. All deposit account applications for deposits held by B&H Bank have been solicited, taken and evaluated and applicants notified in a manner that complied, in all material respects, with all applicable laws. All deposit accounts for deposits held by B&H Bank have been, in all material respects, maintained and serviced by B&H Bank or its affiliates in accordance with the deposit account agreements and BHRB’s applicable policies, practices and procedures.
(b)Since January 1, 2023, B&H Bank has not reclassified any deposit reported on its Call Reports from a “brokered deposit,” as such term is used in the Call Reports, to a deposit that is not classified as a “brokered deposit.”
Section 4.30.No Other Representations or Warranties.
(a)Except for the representations and warranties made by BHRB in this Article 4, neither BHRB nor any other person makes any express or implied representation or warranty with respect to BHRB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BHRB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BHRB nor any other person makes or has made any representation or warranty to LNKB or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BHRB, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to LNKB or any of their respective affiliates or Representatives in the course of their due diligence investigation of BHRB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by BHRB in this Article 4.
(b)BHRB acknowledges and agrees that neither LNKB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 3.
Article 5
Covenants Relating to Conduct of Business
Section 5.01.Conduct of Businesses by LNKB Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the LNKB Disclosure Schedule), required by law or as consented to in writing by BHRB

(such consent not to be unreasonably withheld, conditioned or delayed), LNKB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with Governmental Entities), and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either BHRB or LNKB to obtain any necessary approvals of any BHRB Regulatory Agency, LNKB Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
Section 5.02.Forbearances of LNKB. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the LNKB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, LNKB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of BHRB (such consent not to be unreasonably withheld, conditioned or delayed):
(a)except as set forth on Section 5.02(a) of the LNKB Disclosure Schedule (i) incur any indebtedness for borrowed money, other than (I) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (II) deposits or other customary banking products such as letters of credit, in each case, in the ordinary course of business consistent with past practice, and (III) indebtedness of LNKB or any of its wholly owned Subsidiaries to LNKB or any of its wholly owned Subsidiaries; or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual corporation or other entity;
(b)
(i)adjust, split, combine or reclassify any capital stock;
(ii)make, declare, pay or set a record date for any dividend, or any other distribution on, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any LNKB Securities or LNKB Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of $0.075 and with record and payment dates consistent with past practice, (B) dividends paid by any wholly owned Subsidiaries of LNKB, or (C) the acceptance of shares of LNKB Common Stock as payment for the exercise price of LNKB Options or for withholding Taxes incurred in connection with the vesting or settlement of LNKB Equity Awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the LNKB Disclosure Schedule;

(iii)directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that LNKB may cause the plan administrator for the LNKB DRSPP to purchase shares of LNKB Common Stock in the open market or in one or more privately negotiated transactions with any person who is not an affiliate of LNKB or BHRB, as contemplated by Section 6.20 of this Agreement;
(iv)grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any LNKB Securities under an LNKB Stock Plan or otherwise; or
(v)issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any LNKB Securities or LNKB Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any LNKB Securities or LNKB Subsidiary Securities, except pursuant to the exercise of LNKB Options or the vesting or settlement of any LNKB Equity Awards outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the LNKB Disclosure Schedule;
(c)sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) in the ordinary course of business consistent with past practice (including the sale, transfer and disposal of other real estate owned, but excluding the sale of branches and other bank offices) or (ii) pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.02(c) of the LNKB Disclosure Schedule;
(d)except for foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case other than a wholly owned Subsidiary of LNKB;
(e)in each case except for transactions in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any LNKB Contract (or any contract entered into after the date hereof that would be a LNKB Contract if it were in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts, or (ii) enter into any contract that would constitute a LNKB Contract, if it were in effect on the date of this Agreement;
(f)purchase any bank-owned life insurance;
(g)except as required by the terms (in effect as of the date hereof) of any LNKB Benefit Plan or by applicable law or as set forth in Section 5.02(g) of the LNKB Disclosure Schedule, (i) enter into, adopt, amend or terminate any deferred compensation arrangement, supplemental retirement plan, employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar arrangement, other than entering into offer letters that do not contain severance or change in control provisions (with standard terms and substantially in the form made available to BHRB prior to the date hereof) in the ordinary course of business consistent with past practice with new employees whose target annual compensation opportunity (base salary, target annual bonus and target long-term incentive opportunity) is less than $150,000, (ii) enter into, adopt, amend or terminate any Employee Benefit Plan or any Collective Bargaining Agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases in base salary or wage rate to employees in connection with LNKB’s annual compensation reviews in the ordinary course of business consistent with past practice up to the percentage set forth in Section 5.02(g) of the LNKB Disclosure Schedule, (iv) pay or award, or accelerate the vesting of, any annual or other non-equity bonuses or annual or other incentive compensation (not including commissions payable in the ordinary course consistent with past practice) except for bonuses to be awarded with respect to the LNKB’s or any of its Subsidiaries’ 2025 and 2026 fiscal year in accordance with the terms set forth in Section 5.02(g) of the LNKB Disclosure Schedule, (v) grant or accelerate the vesting or payment of any equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any key employee listed in Section 5.02(g) of the LNKB Disclosure Schedule (each, a “Key Employee”), other than for cause, (viii) hire any individual who would replace a Key Employee, (ix) provide any obligation to gross up, indemnify or otherwise reimburse any Key Employee for any Tax incurred by any such individual, including without limitation under Section 409A or 4999 of the Code, or (x) enter into an agreement with an independent contractor or consultant that is providing services (either individually or through a personal services entity) with potential annual fees of $150,000 or more;
(h)settle any claim, suit, action or proceeding, except involving solely monetary remedies in an amount not in excess of $250,000 individually or $350,000 in the aggregate, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation or to the receipt of regulatory approvals for the transactions contemplated hereby on a timely basis;
(i)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede (i) the Merger from qualifying for the Intended Tax Treatment or (ii) the Subsidiary Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(k)merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(l)other than in prior consultation with BHRB, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(m)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation, policies imposed by any Governmental Entity or requested by an LNKB Regulatory Agency;
(n)enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation, policies imposed by any Governmental Entity or requested by an LNKB Regulatory Agency;
(o)make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans, (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, or (iii) its risk and asset-liability management and interest rate policies, in each case except as required by law or requested by an LNKB Regulatory Agency;
(p)except as set forth on Section 5.02(p) of the LNKB Disclosure Schedule (i) make, renew, restructure or otherwise modify (X) any non-pass rated Loan or troubled Loan other than in the ordinary course of business consistent with past practice and the internal policies of LNKB and Link as of the date of this Agreement, or (Y) any other Loan other than Loans that are made, renewed, restructured or otherwise modified in the ordinary course of business consistent with past practice (excluding participations) or Loans that were previously acquired in the ordinary course of business consistent with past practice, in each case in compliance with LNKB’s and Link’s internal loan policies as of the date of this Agreement and (for the avoidance of doubt, with respect to this item (Y) only), that have (A) in the case of unsecured Loans, a principal balance not in excess of $500,000, (B) in the case of secured Loans, a principal balance not in excess of $6,000,000 and (C) total exposure to the borrower and its affiliates not in excess of $12,000,000; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; (iv) purchase or otherwise acquire any Loans from unaffiliated third parties (including any Loan participations), except for acquisitions in satisfaction of debts previously contracted in good faith; or (v) notwithstanding anything in the foregoing clauses (i)-(iv). In the event that BHRB’s prior written consent is required pursuant to clause (i) above, BHRB shall use its commercially reasonable efforts to provide such consent within three (3) business days of any request by LNKB, and if BHRB does not respond to a request for consent pursuant to this Section 5.02(p) within three (3) business days of having received such request together with the relevant Loan information, such non-response shall be deemed to constitute consent (provided that if BHRB reasonably requests additional information from LNKB during such three (3)-business day period, such period shall be tolled and a new three (3)-business day period shall apply upon BHRB’s receipt of the requested information from LNKB);
(q)(i) make, or commit to make, any capital expenditures that exceed the amounts set forth in LNKB’s capital expenditure budget set forth in Section 5.02(q) of the LNKB Disclosure Schedule;
(r)cause or permit Link to (i) make any material changes in its policies and practices with respect to deposits and earnings credits, (ii) accept any brokered deposits or collateralized deposits with a maturity greater than 12 months or (iii) accept more than $75,000,000 in additional brokered deposits from the date of this Agreement;
(s)make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or
(t)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.02.
Section 5.03.Conduct of Businesses by BHRB Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the BHRB Disclosure Schedule), required by law or as consented to in writing by LNKB (such consent not to be unreasonably withheld, conditioned or delayed), BHRB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with Governmental Entities), and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either BHRB or LNKB to obtain any necessary approvals of any BHRB Regulatory Agency, LNKB Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
Section 5.04.Forbearances of BHRB. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the BHRB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, BHRB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of LNKB (such consent not to be unreasonably withheld, conditioned or delayed):
(a)
(i)adjust, split, combine or reclassify any shares of BHRB Common Stock; or
(ii)make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, trust preferred securities or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any BHRB Securities or BHRB Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of $0.55 per share of BHRB Common Stock and with record and payment dates consistent with past practice, (B) dividends paid by any wholly owned Subsidiaries of BHRB, (C) regular distributions on outstanding trust preferred securities in accordance with their terms, (D) dividends provided for and paid on BHRB Preferred Stock in accordance with the terms thereof, (E) the acceptance of shares of BHRB Common Stock as payment for withholding the exercise of BHRB Equity Awards or for Taxes incurred in connection with the vesting or settlement of BHRB Equity Awards or (F) repurchases of BHRB Common Stock pursuant to any repurchase authorized by the Board of Directors of BHRB prior to the date hereof in an amount not in excess of the amounts set forth in Section 5.04(a)(ii) of the BHRB Disclosure Schedule and in compliance with applicable law (including Regulation M of the Exchange Act);
(b)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede (i) the Merger from qualifying for the Intended Tax Treatment or (ii) the Subsidiary Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(c)amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of LNKB Common Stock, or adversely affect the holders of LNKB Common Stock relative to other holders of BHRB Common Stock;
(d)take any action that would reasonably be expected to adversely affect or delay the ability of either BHRB or LNKB to obtain any necessary approvals of any BHRB Regulatory Agency, LNKB Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis;

(e)issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except in the ordinary course of business consistent with past practice, including any issuance of BHRB Equity Awards or shares of BHRB Common Stock issued pursuant to the BHRB ESPP; or
(f)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.04.
Article 6
Additional Agreements
Section 6.01.Regulatory Matters.
(a)Promptly after the date of this Agreement, BHRB and LNKB shall prepare and file with the SEC the Joint Proxy Statement, and BHRB shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filing within sixty (60) days of the date of this Agreement. Each of BHRB and LNKB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and BHRB and LNKB shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. BHRB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and LNKB shall furnish all information concerning LNKB and the holders of LNKB Common Stock as may be reasonably requested in connection with any such action.
(b)The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Subsidiary Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, BHRB and LNKB shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. BHRB and LNKB shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. BHRB and LNKB shall have the right to review and provide comments in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to LNKB or BHRB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of, and the filing of notices to, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law. The parties’ obligations under this Section 6.01(b) are, in each case, subject to Laws relating to the exchange of information (including with respect to confidential supervisory information) and subject to necessary redactions relating to confidential or sensitive information. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board under the BHC Act, the Bank Merger Act and the Riegle-Neal Act if applicable, (ii) the BFI of the VSCC, (iii) the PA DOBS, (iv) the MD OCFR, and (v) any Governmental Entity set forth in Section 3.04 or Section 4.04 the non-receipt of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.
(c)Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require BHRB or LNKB or any of their respective Subsidiaries, and neither BHRB nor LNKB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Subsidiary Merger (measured on a scale relative to LNKB and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).
(d)BHRB and LNKB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of

BHRB, LNKB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement.
(e)BHRB and LNKB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.
Section 6.02.Access to Information; Confidentiality.
(a)Upon reasonable notice and subject to applicable laws and the terms of Section 9.14 of this Agreement, each of LNKB and BHRB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the Subsidiary Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and each shall cooperate with the other party in preparing to effect after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of LNKB and BHRB shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that LNKB or BHRB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request in light of such party’s circumstances as a party to the transactions contemplated hereby. Neither BHRB nor LNKB nor any of their respective Subsidiaries shall be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of BHRB’s or LNKB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Each of LNKB and BHRB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the mutual confidentiality agreement, dated October 30, 2025, between BHRB and LNKB (the “Confidentiality Agreement”).

(c)No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.03.Shareholder Approvals. Each of BHRB and LNKB shall call, give notice of, establish a record date for, convene and hold a meeting of its shareholders (the “BHRB Meeting” and the “LNKB Meeting”, respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) in the case of LNKB, the Requisite LNKB Vote, and in the case of BHRB, the Requisite BHRB Vote, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of LNKB and BHRB shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Subject to the remainder of this Section 6.03, each of BHRB and LNKB and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of BHRB and the shareholders of LNKB, as applicable, the Requisite BHRB Vote and the Requisite LNKB Vote, as applicable, including by communicating to the shareholders of BHRB and LNKB, as applicable its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of BHRB, the shareholders of BHRB approve this Agreement and the transactions contemplated hereby (the “BHRB Board Recommendation”), and, in the case of LNKB, the shareholders of LNKB approve this Agreement and the transactions contemplated hereby (the “LNKB Board Recommendation”). Subject to the remainder of this Section 6.03, each of BHRB and LNKB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the BHRB Board Recommendation, in the case of BHRB, or the LNKB Board Recommendation, in the case of LNKB, (ii) fail to make the BHRB Board Recommendation, in the case of BHRB, or the LNKB Board Recommendation, in the case of LNKB, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the BHRB Board Recommendation, in the case of BHRB, or the LNKB Board Recommendation, in the case of LNKB, in each case within ten (10) business days (or such fewer number of days as remains prior to the BHRB Meeting or the LNKB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.01 and Section 8.02, if the Board of Directors of BHRB or LNKB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BHRB Board Recommendation or the LNKB Board Recommendation, as applicable, such Board of Directors may, in the case of BHRB, prior to the receipt of the Requisite BHRB Vote, and in the case of LNKB, prior to the receipt of the Requisite LNKB Vote, effect a Recommendation Change, including by submitting this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for such Recommendation Change to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BHRB Board Recommendation or LNKB Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.03 and will require a new notice period as referred to in this Section 6.03. Neither BHRB nor LNKB shall adjourn or postpone the BHRB Meeting or the LNKB Meeting, as the case may be, except that BHRB or LNKB (1) shall be permitted to adjourn or postpone the BHRB Meeting or the LNKB Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of BHRB or the Board of Directors of LNKB, as the case may be, has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders prior to the BHRB Meeting or the LNKB Meeting, as the case may be, and (2) shall adjourn or postpone the BHRB Meeting or the LNKB Meeting, as the case may be, up to two times, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BHRB Common Stock or LNKB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting BHRB or LNKB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite BHRB Vote or the Requisite LNKB Vote; provided that, without the prior written consent of the other party, neither BHRB nor LNKB shall adjourn or postpone the BHRB Meeting or the LNKB Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than ten (10) business days in the aggregate. If the BHRB Meeting or the LNKB Meeting is adjourned or postponed, LNKB or BHRB, respectively, may elect to cause the LNKB Meeting or the BHRB Meeting, respectively, to also be adjourned such that the meetings occur on the same date. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the BHRB Meeting shall be convened and this Agreement shall be submitted to the shareholders of BHRB at the BHRB Meeting and (y) the LNKB Meeting shall be convened and this Agreement shall be submitted to the shareholders of LNKB at the LNKB Meeting, and nothing contained herein shall be deemed to relieve either BHRB or LNKB of such obligation.
Section 6.04.Legal Conditions to Merger. Subject in all respects to Section 6.01 of this Agreement, each of BHRB and LNKB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Subsidiary Merger and, subject to the conditions set forth in Article 7 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by LNKB or BHRB or any of their respective Subsidiaries in connection with the Merger or the Subsidiary Merger and the other transactions contemplated by this Agreement.
Section 6.05.Stock Exchange Listing. BHRB shall cause the shares of BHRB Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 6.06.Employee Matters.
(a)For a period commencing at the Effective Time and ending on the first anniversary of the Closing Date, BHRB shall provide, or cause to be provided, to each individual who is employed by LNKB or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof) during such period (a “Continuing Employee”), with (i) a base salary or base wage rate that is no less than the base salary or base wage rate in effect for such Continuing Employee as of immediately prior to the Effective Time, (ii) a target annual bonus opportunity and target long-term incentive compensation opportunity that are no less favorable in each case (based on dollar amount) than such target annual bonus opportunity and target long-term incentive compensation opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, and (iii) employee benefits (in each case of clause (i), (ii) and (iii) of this Section 6.06(a), excluding defined benefit pension, retiree or post-employment medical or welfare, nonqualified deferred compensation, supplemental retirement, split dollar life insurance, retention, change in control and severance benefits (“Excluded Benefits”)) that are no less favorable than the employee benefits (other than the Excluded Benefits) provided to similarly situated employees of BHRB and its Subsidiaries.
(b)Certain employees of LNKB and its Subsidiaries who are not a party to an employment agreement, change in control agreement, or other agreement that provides for severance benefits and experiences a qualifying termination as described on Section 6.06(b) of the BHRB Disclosure Schedule during the period referenced in such Schedule shall be entitled to receive severance pay in an amount and on the terms set forth on such schedule.
(c)With respect to any BHRB Benefit Plans in which any Continuing Employees first become eligible to participate on or after the Closing Date, BHRB or the Surviving

Corporation shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such BHRB Benefit Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous LNKB Benefit Plan immediately prior to the Closing Date, (ii) provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Closing Date (or, if later, prior to the time such employee commenced participation in such BHRB Benefit Plan) under such BHRB Benefit Plan in satisfying any applicable deductible or out-of-pocket requirements under any such BHRB Benefit Plans, and (iii) recognize service of such employees with LNKB and its respective Subsidiaries, for all purposes as if such service was with BHRB prior to the Closing Date; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any BHRB Benefit Plan that is a defined benefit pension plan, for purposes of any BHRB Benefit Plan that provides retiree welfare benefits, or to any BHRB Benefit Plan that is a frozen plan prior to the Effective Time, either with respect to level of benefits or participation, or provides grandfathered benefits.
(d)Prior to the Closing Date, LNKB shall take, and shall cause its Subsidiaries to take, all actions reasonably and timely requested in writing by BHRB that are reasonably necessary or appropriate, conditioned on the occurrence of the Effective Time, to (i) cause one or more LNKB Benefit Plans to terminate as of a date on, before or after the Effective Time (as determined by BHRB in its sole discretion), (ii) cause benefit accruals and entitlements under any LNKB Benefit Plan to cease as of the Effective Time, or as of the date preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any LNKB Benefit Plan for such period as may be reasonably requested by BHRB, and/or (iv) facilitate the merger of any LNKB Benefit Plan into any BHRB Benefit Plan in accordance with applicable law. All resolutions, amendments, notices, or other documents issued, adopted or executed in connection with the implementation of this Section shall be subject to BHRB’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. In accordance with this Section 6.06(d), LNKB shall, immediately prior to the Effective Time and in compliance with Section 409A of the Code, terminate the LNKB Benefit Plans set forth on Section 6.06(d) of the LNKB Disclosure Schedule, except as may otherwise be determined by BHRB and communicated to LNKB at least ten (10) business days prior to the Closing Date.
(e)Effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Merger, LNKB shall, or shall cause Link to, terminate LBNK’s 401(k) plan. LNKB shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each Continuing Employee in his or her account balance under LNKB’s 401(k) plan effective as of the Closing Date. The Surviving Corporation shall take (or cause to be taken) all actions that are necessary or appropriate to make, as soon as practicable following the Closing Date, all employee and employer contributions to LNKB’s 401(k) plan on behalf of each Continuing Employee with respect to all periods of service ending on or prior to the Closing Date. Prior to the Effective Time, LNKB shall provide BHRB with resolutions adopted by

LNKB’s Board of Directors terminating LNKB’s 401(k) plan, the form and substance of which shall be subject to the prior written approval of BHRB, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to LNKB’s 401(k) plan, BHRB shall permit or cause its Subsidiaries to permit the Continuing Employees to roll over their account balances, notes and similar instruments reflecting outstanding loan balances under the LNKB 401(k) plans, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by BHRB or its Subsidiaries. Notwithstanding the foregoing provisions of this Section 6.06(e), BHRB may, in its sole discretion, determine prior to the Effective Time, not to terminate the LNKB 401(k) plan or take any of the actions described above in this Section 6.06(e), provided that BHRB shall provide notice of such determination to LNKB at least 10 business days prior to the Effective Time.
(f)As of the Effective Time, BHRB shall (i) assume and honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of LNKB and its Subsidiaries (including any PTO carried over from a prior year in accordance with LNKB’s PTO policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the PTO policy of BHRB in the same manner as provided to similarly situated employees of BHRB or its Subsidiaries, and (iii) recognize all service of any Continuing Employee with LNKB and its Subsidiaries for purposes of determining PTO under the BHRB’s PTO policy.
(g)For a period commencing at the Effective Time and ending on the last day of the calendar year in which the Closing Date occurs, BHRB shall or shall cause the Surviving Corporation to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, health insurance coverage either under BHRB’s group health insurance plans as available to similar situated employees of BHRB or by continuing LNKB’s group health insurance plans so that no Continuing Employee incurs a gap in coverage; provided that such coverage provided by BHRB or the Surviving Corporation will include “in network” coverage for the geographic locations set forth in Section 6.06(g) of the LNKB Disclosure Schedule.
(h)LNKB shall be authorized to make retention bonus awards from the retention bonus pool described in Section 6.06(h) of the LNKB Disclosure Schedule up to the amount set forth in Section 6.06(h) of the LNKB Disclosure Schedule. The retention bonus pool shall be dedicated to certain employees of LNKB or its Subsidiaries for purposes of retaining such employees through and, in some circumstances, after the Closing Date, with the participating employees and specific terms of such retention bonuses to be determined by mutual consent of (x) the Chief Executive Officer of BHRB and (y) the Chief Executive Officer of LNKB.
(i)As of the Effective Time, BHRB or the Surviving Corporation shall, by operation of law, assume all employment and change in control agreements that LNKB and its Subsidiaries have with their current and former officers, directors, and employees (the “Assumed Agreements”), subject to the terms and provisions of the applicable agreement, except to the extent any such agreement has been terminated or superseded by agreement of any such officer, director, or employee with BHRB, as listed in Section 6.06(i) of the BHRB Disclosure Schedule.

(j)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of LNKB or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, LNKB, BHRB or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, LNKB, BHRB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of LNKB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any LNKB Benefit Plan, BHRB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time (including, without limitation, the Assumed Agreements, subject to the underlying terms and conditions of the applicable agreement). Without limiting the generality of Section 9.11, except as set forth in Section 6.06, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement, including any current or former employee, officer, director or consultant of BHRB or LNKB or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(k)Prior to making any written communications to any service provider of LNKB or any of its Subsidiaries pertaining to compensation or benefits plans of BHRB following the Effective Time, LNKB or any of its Subsidiaries shall provide BHRB with a copy of the intended communication, and BHRB shall have a reasonable period of time to review and comment on the communication, and LNKB or any of its Subsidiaries shall give reasonable and good faith consideration to any comments made by BHRB with respect thereto; provided that, after BHRB has reviewed and commented on a communication, LNKB or any of its Subsidiaries shall not have any obligation to provide to BHRB subsequent communications that are substantially similar in all respects.
Section 6.07.Officer Agreements. As of the date hereof, BHRB has entered into settlement, consulting and/or employment agreements which will become effective as of the Effective Time, with the individuals named in Section 6.07 of the BHRB Disclosure Schedule.
Section 6.08.Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by LNKB pursuant to the LNKB Articles, the LNKB Bylaws, the governing or organizational documents of any Subsidiary of LNKB and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.08(a) of the LNKB Disclosure Schedule or the PBCL, each present and former director, officer and/or employee of LNKB and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “LNKB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer and/or employee of LNKB or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any LNKB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such LNKB Indemnified Party is not entitled to indemnification.
(b)For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by LNKB (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by LNKB for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, LNKB, in consultation with, but only upon the consent of BHRB, may (and at the request of BHRB, LNKB shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year prepaid “tail” policy under LNKB’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)The provisions of this Section 6.08 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each LNKB Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.08. The obligations of the Surviving Corporation under this Section 6.08 shall not be terminated or modified in a manner so as to adversely affect the LNKB Indemnified Parties or any other person entitled to the benefit of this Section 6.08 without the prior written consent of the affected LNKB Indemnified Party or affected person.
Section 6.09.Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of BHRB, on the one hand, and a Subsidiary of LNKB, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by BHRB.
Section 6.10.Advice of Changes. BHRB and LNKB shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.02 or 7.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.02 or 7.03 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
Section 6.11.Dividends. After the date of this Agreement, each of BHRB and LNKB shall coordinate with the other the declaration of any dividends in respect of BHRB Common Stock and LNKB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of LNKB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of LNKB Common Stock and any shares of BHRB Common Stock any such holder receives in exchange therefor in the Merger.
Section 6.12.Shareholder Litigation. Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either LNKB, BHRB, or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and LNKB shall give BHRB the opportunity to participate (at BHRB’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. LNKB shall not agree to settle any such Litigation without BHRB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that BHRB shall not be obligated to consent to any settlement which does not include a full release of BHRB and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

Section 6.13.Acquisition Proposals.
(a)Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal (other than the parties to this Agreement and their Representatives) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite BHRB Vote, in the case of BHRB, or the Requisite LNKB Vote, in the case of LNKB, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.13(a), such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than LNKB or BHRB, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to BHRB or LNKB, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty-five percent (25%) or more of any class of equity or voting securities of a party or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
(b)Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
Section 6.14.Public Announcements. BHRB and LNKB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.
Section 6.15.Change of Method. BHRB and LNKB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of BHRB and LNKB (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.01, no such change shall (i) alter or change the Exchange Ratio or the number of shares of BHRB Common Stock received by holders of LNKB Common Stock in exchange for each share of LNKB Common Stock, (ii) adversely affect the Tax treatment of BHRB’s or LNKB’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of BHRB or LNKB pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.01.
Section 6.16.Takeover Statutes. BHRB and LNKB and their respective Boards of Directors shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 6.17.Exemption from Liability Under Section 16(b). LNKB and BHRB agree that, in order to most effectively compensate and retain LNKB Insiders, both prior to and after the Effective Time, it is desirable that LNKB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of LNKB Common Stock into shares of BHRB Common Stock or shares underlying LNKB Restricted Stock Awards or LNKB RSUs into shares of BHRB Common Stock in the Merger, and the conversion of any LNKB Equity Awards into corresponding BHRB Equity Awards in the Merger, as contemplated by this Agreement, and for that compensatory and retentive purposes agree to the provisions of this Section 6.17. LNKB shall deliver to BHRB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of LNKB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “LNKB Insiders”), and the Board of Directors of BHRB and of LNKB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of LNKB) any dispositions of LNKB Common Stock or LNKB Restricted Stock Awards, LNKB RSUs or LNKB Equity Awards by the LNKB Insiders, and (in the case of BHRB) any acquisitions of BHRB Common Stock or BHRB Equity Awards by any LNKB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
Section 6.18.Tax Cooperation. BHRB and LNKB shall cooperate and use their respective reasonable best efforts in order for (i) BHRB to receive the opinion described in Section 7.02(c) and (ii) LNKB to receive the opinion described in Section 7.03(c).
Section 6.19.Assumption of Debt Obligations. At the Effective Time, BHRB shall assume the due and punctual performance and observance of the covenants to be performed by

LNKB under the LNKB subordinated notes set forth on Section 6.19 of the LNKB Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest owed on such subordinated notes. In connection therewith, (x) BHRB and LNKB shall cooperate and use reasonable best efforts to execute and deliver any documents required to make such assumption effective as of the Effective Time.
Section 6.20.LNKB Dividend Reinvestment and Stock Purchase Plan. LNKB shall use all commercially reasonable efforts to amend or otherwise modify the LNKB DRSPP as soon as practicable after the date of this Agreement to provide that the LNKB DRSPP plan administrator shall satisfy any order to purchase shares of LNKB Common Stock under the LNKB DRSPP, whether pursuant to the reinvestment of LNKB dividends or an election to make optional purchases, only by acquiring shares of LNKB Common Stock in the open market or in one or more privately negotiated transactions with any person who is not an affiliate of LNKB or BHRB.
Article 7
Conditions Precedent
Section 7.01.Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approvals. (i) This Agreement shall have been approved by the shareholders of BHRB by the Requisite BHRB Vote and (ii) this Agreement shall have been approved by the shareholders of LNKB by the Requisite LNKB Vote.
(b)NASDAQ Listing. The shares of BHRB Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(c)S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d)Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
(e)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Subsidiary Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Subsidiary Merger.

Section 7.02.Conditions to Obligations of BHRB. The obligation of BHRB to effect the Merger is also subject to the satisfaction, or waiver by BHRB, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties set forth in Section 3.02(a) and Section 3.08(a) (in each case after giving effect to the lead-in to Article 3) shall be true and correct (other than, in the case of Section 3.02(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties set forth in Section 3.01(a), Section 3.01(b) (but only with respect to LNKB and Link), Section 3.02(b) (but only with respect to LNKB and Link), Section 3.03(a) and Section 3.07 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 3) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of LNKB and Link set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 3) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have a Material Adverse Effect on LNKB or the Surviving Corporation. BHRB shall have received a certificate dated as of the Closing Date and signed on behalf of LNKB by the Chief Executive Officer or the Chief Financial Officer of LNKB to the foregoing effect.
(b)Performance of Obligations of LNKB. LNKB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and BHRB shall have received a certificate dated as of the Closing Date and signed on behalf of LNKB by the Chief Executive Officer or the Chief Financial Officer of LNKB to such effect.
(c)Federal Tax Opinion. BHRB shall have received the opinion of Troutman Pepper Locke LLP (or, if Troutman Pepper Locke LLP is unwilling or unable to issue the opinion, a written opinion of another nationally recognized law firm), in form and substance reasonably satisfactory to BHRB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BHRB and LNKB, reasonably satisfactory in form and substance to such counsel.
(d)No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

Section 7.03.Conditions to Obligations of LNKB. The obligation of LNKB to effect the Merger is also subject to the satisfaction, or waiver by LNKB, at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. The representations and warranties set forth in Section 4.02(a) and Section 4.08(a) (in each case, after giving effect to the lead-in to Article 4) shall be true and correct (other than, in the case of Section 4.02(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties set forth in Section 4.01(a), Section 4.01(b) (but only with respect to BHRB and B&H Bank), Section 4.02(b) (but only with respect to BHRB and B&H Bank), Section 4.03(a) and Section 4.07 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of BHRB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have a Material Adverse Effect on BHRB. LNKB shall have received a certificate dated as of the Closing Date and signed on behalf of BHRB by the Chief Executive Officer or the Chief Financial Officer of BHRB to the foregoing effect.
(b)Performance of Obligations of BHRB. BHRB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and LNKB shall have received a certificate dated as of the Closing Date and signed on behalf of BHRB by the Chief Executive Officer or the Chief Financial Officer of BHRB to such effect.
(c)Federal Tax Opinion. LNKB shall have received the opinion of Luse Gorman PC (or, if Luse Gorman PC is unwilling or unable to issue the opinion, a written opinion of another nationally recognized law firm), in form and substance reasonably satisfactory to LNKB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BHRB and LNKB, reasonably satisfactory in form and substance to such counsel.

Article 8
Termination and Amendment
Section 8.01.Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite BHRB Vote or the Requisite LNKB Vote:
(a)by mutual written consent of BHRB and LNKB;
(b)by either BHRB or LNKB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of either the Merger or the Subsidiary Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of either the Merger or the Subsidiary Merger, unless, in any such case, the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)by either BHRB or LNKB if the Merger shall not have been consummated on or before September 18, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d)by either BHRB or LNKB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of LNKB, in the case of a termination by BHRB, or BHRB, in the case of a termination by LNKB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.02, in the case of a termination by BHRB, or Section 7.03, in the case of a termination by LNKB, and which is not cured within forty-five (45) days following written notice to LNKB, in the case of a termination by BHRB, or BHRB, in the case of a termination by LNKB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)by LNKB, prior to the receipt of the Requisite BHRB Vote, if (i) BHRB or the Board of Directors of BHRB shall have made a Recommendation Change or (ii) BHRB or the Board of Directors of BHRB shall have breached its obligations under Section 6.03 or Section 6.13 in any material respect;
(f)by BHRB, prior to the receipt of the Requisite LNKB Vote, if (i) LNKB or the Board of Directors of LNKB shall have made a Recommendation Change or (ii) LNKB or the

Board of Directors of LNKB shall have breached its obligations under Section 6.03 or Section 6.13 in any material respect; or
(g)by either BHRB or LNKB, if (i) the Requisite BHRB Vote shall not have been obtained upon a vote thereon taken at the BHRB Meeting (including any adjournment or postponement thereof) or (ii) the Requisite LNKB Vote shall not have been obtained upon a vote thereon taken at the LNKB Meeting (including any adjournment or postponement thereof).
Section 8.02.Effect of Termination.
(a)In the event of termination of this Agreement by either BHRB or LNKB as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of BHRB, LNKB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.02(b) (Confidentiality), Section 6.14 (Public Announcements), this Section 8.02 and Article 9 (but, in the case of Section 9.11, only in respect of covenants that survive termination) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither BHRB nor LNKB shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement (including the loss to the shareholders of BHRB or the shareholders of LNKB, as applicable, of the benefits of the transactions contemplated by this Agreement, including, in the case of LNKB, the loss of the premium offered to the shareholders of LNKB).
(b)
(i)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of LNKB or shall have been made directly to the shareholders of LNKB or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the LNKB Meeting) an Acquisition Proposal, in each case with respect to LNKB and (A) (x) thereafter this Agreement is terminated by either BHRB or LNKB pursuant to Section 8.01(c) without the Requisite LNKB Vote having been obtained (and all other conditions set forth in Section 7.01 and Section 7.03 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by BHRB pursuant to Section 8.01(d) as a result of a willful breach of this Agreement by LNKB or (z) thereafter this Agreement is terminated by either BHRB or LNKB pursuant to Section 8.01(g) as a result of the Requisite LNKB Vote not having been obtained upon a vote taken thereon at the LNKB Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, LNKB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then LNKB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BHRB, by wire transfer of same-day funds, a fee equal to $14,167,000

(the “Termination Fee”); provided, that for purposes of this Section 8.02(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii)In the event that this Agreement is terminated by (x) BHRB pursuant to Section 8.01(f) or (y) either BHRB or LNKB pursuant to Section 8.01(g) as a result of the Requisite LNKB Vote not having been obtained upon a vote taken thereon at the LNKB Meeting (including any adjournment or postponement thereof) and at such time BHRB could have terminated this Agreement pursuant to Section 8.01(f), then LNKB shall pay BHRB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(c)
(i)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of BHRB or shall have been made directly to the shareholders of BHRB or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the BHRB Meeting) an Acquisition Proposal, in each case with respect to BHRB and (A) (x) thereafter this Agreement is terminated by either BHRB or LNKB pursuant to Section 8.01(c) without the Requisite BHRB Vote having been obtained (and all other conditions set forth in Section 7.01 and Section 7.02 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by LNKB pursuant to Section 8.01(d) as a result of a willful breach of this Agreement by BHRB or (z) thereafter this Agreement is terminated by either LNKB or BHRB pursuant to Section 8.01(g) as a result of the Requisite BHRB Vote not having been obtained upon a vote taken thereon at the BHRB Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, BHRB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BHRB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay LNKB the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.02(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii)In the event that this Agreement is terminated by (x) LNKB pursuant to Section 8.01(e) or (y) either BHRB or LNKB pursuant to Section 8.01(g) as a result of the Requisite BHRB Vote not having been obtained upon a vote taken thereon at the BHRB Meeting (including any adjournment or postponement thereof) and at such time LNKB could have terminated this Agreement pursuant to Section 8.01(e), then BHRB shall pay LNKB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or its willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.
(e)Each of BHRB and LNKB acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not entered into this Agreement; accordingly, if BHRB or LNKB, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.02, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if BHRB or LNKB, as the case may be, fails to pay the amounts payable pursuant to this Section 8.02, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by LNKB and BHRB pursuant to Sections 8.02(b) and 8.02(c), respectively, and this Section 8.02(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.
Article 9
General Provisions
Section 9.01.Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite BHRB Vote or the Requisite LNKB Vote; provided that after the receipt of the Requisite BHRB Vote or the Requisite LNKB Vote, there may not be, without further approval of the shareholders of BHRB or shareholders of LNKB, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Section 9.02.Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of BHRB, in the case of LNKB, or LNKB, in the case of BHRB, contained herein or in any document delivered by such other party pursuant hereto, (b) waive any inaccuracies in the representations and warranties of BHRB, in the case of LNKB, or LNKB, in the case of BHRB, contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite BHRB Vote or the Requisite LNKB Vote, there may not be, without further approval of the shareholders of BHRB or the shareholders of LNKB, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 9.03.Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.07, the Confidentiality Agreement and for those other obligations, covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
Section 9.04.Expenses. Except as otherwise provided in Section 8.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs, fees and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger, the Subsidiary Merger and the other transactions contemplated hereby shall be borne equally by BHRB and LNKB.
Section 9.05.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (provided that no transmission error is received), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)if to BHRB, to:
Burke & Herbert Financial Services Corp.
100 S. Fairfax Street
Alexandria, VA 22314
Attention:     David P. Boyle
Email:         dboyle@burkeandherbertbank.com

With a copy (which shall not constitute notice) to:
Troutman Pepper Locke LLP
401 9th Street, NW
Suite 100
Washington, DC 20004
Attention:    Gregory F. Parisi

Seth A. Winter
E-mail:        gregory.parisi@troutman.com
        seth.winter@troutman.com

and
(b)if to LNKB, to:

LINKBANCORP, Inc.
1250 Camp Hill Bypass, Suite 202
Camp Hill, PA 17011
Attention:     Andrew Samuel
Email:         asamuel@linkbank.com

With a copy (which shall not constitute notice) to:
Luse Gorman PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015
Attention:    Benjamin M. Azoff
        Gregory Sobczak
E-mail:        bazoff@luselaw.com
        gsobczak@luselaw.com
Section 9.06.Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of LNKB means the actual knowledge of any of the officers of LNKB listed on Section 9.06 of the LNKB Disclosure Schedule, and the “knowledge” of BHRB means the actual knowledge of any of the officers of BHRB listed on Section 9.06 of the BHRB Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof and (iv) the term “business day” means any day other than a Saturday, a Sunday or a day on which banks in the Commonwealth of Virginia or Commonwealth of Pennsylvania are authorized by law or executive order to be closed. The LNKB Disclosure Schedules and the BHRB Disclosure Schedules, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. Nothing contained herein shall require any party or person to take any action in violation of applicable law.
Section 9.07.Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 9.08.Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
Section 9.09.Governing Law; Jurisdiction.
(a)This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of LNKB shall be subject to the laws of the Commonwealth of Pennsylvania).
(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen

Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
Section 9.10.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11.Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except as otherwise specifically provided in Section 6.07. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.12.Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and the Subsidiary Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 9.13.Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 9.14.Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
Section 9.15.Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, BHRB and LNKB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BURKE & HERBERT FINANCIAL SERVICES CORP.
By:	/s/ David P. Boyle
Name: David P. Boyle
Title: Chairman of the Board and Chief Executive Officer

LINKBANCORP, INC.
By:	/s/ Andrew Samuel
Name: Andrew Samuel
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Plan of Merger
[Attached]

PLAN OF MERGER
BETWEEN
BURKE & HERBERT FINANCIAL SERVICES CORP.
AND
LINKBANCORP, INC.
Pursuant to this Plan of Merger (“Plan of Merger”), LINKBANCORP, Inc., a Pennsylvania corporation (“LNKB”), shall merge with and into Burke & Herbert Financial Services Corp., a Virginia corporation (“BHRB”).
Article 1
Terms of the Merger
Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of December 18, 2025, by and between BHRB and LNKB (the “Agreement”), at the Effective Time (as defined herein), LNKB shall be merged with and into BHRB (the “Merger”) in accordance with the provisions of the Virginia Stock Corporation Act (the “VSCA”), the Pennsylvania Business Corporation Law (the “PBCL”) and applicable law, and with the effect set forth in the applicable provisions of the VSCA, the PBCL and applicable law. The separate corporate existence of LNKB thereupon shall cease, and BHRB shall be the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”). The Merger shall become effective on such date and time as specified in the filed articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including the Plan of Merger, with the Virginia State Corporation Commission (“VSCC”) and in the filed statement of merger with the Pennsylvania Department of State (the “Pennsylvania DOS”) or at such later time as shall be provided by applicable law (the “Effective Time”).
Article 2
Merger Consideration; Exchange Procedures
2.1Conversion of LNKB Common Stock.
At the Effective Time, by virtue of the Merger and without any action on the part of BHRB, LNKB or their respective shareholders:
(a)Subject to Sections 2.1(c) and 2.5(e), each share of the common stock, par value $0.01 per share, of LNKB issued and outstanding immediately prior to the Effective Time (the “LNKB Common Stock”) shall be converted into the right to receive 0.135 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of common stock, par value $0.50, of BHRB (the “BHRB Common Stock”).
(b)All of the shares of LNKB Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of LNKB

Common Stock) previously representing any such shares of LNKB Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of BHRB Common Stock which such shares of LNKB Common Stock have been converted into the right to receive pursuant to this Section 2.1, (ii) cash in lieu of fractional shares which the shares of LNKB Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 2.1 and Section 2.4(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of BHRB Common Stock or LNKB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give BHRB and the holders of LNKB Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event; provided that nothing contained in this sentence shall be construed to permit LNKB or BHRB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of LNKB Common Stock that are owned by LNKB or BHRB (in each case other than shares of LNKB Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by LNKB or BHRB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no BHRB Common Stock or other consideration shall be delivered in exchange therefor.
(d)BHRB may at any time change the method or timing of effecting the combination of BHRB and LNKB if and to the extent BHRB deems such changes necessary, appropriate or desirable for any reason in its discretion (including, without limitation, to ensure that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (as defined in the Agreement)); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the LNKB shareholders, (iii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iv) materially impede or delay consummation of the transactions contemplated by this Agreement or (v) result in the Subsidiary Merger occurring prior to the Merger; and provided, further, that BHRB shall provide LNKB with five (5) days’ prior written notice of such change and the reasons therefor.
2.2BHRB Stock.
At the Effective Time, by virtue of the Merger and without any action on the part of BHRB, LNKB or the holder of any securities of BHRB or LNKB, each share of BHRB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of BHRB Common Stock and shall not be affected by the Merger; it being understood that upon the Effective Time, the BHRB Common Stock, including the shares issued to former holders of LNKB Common Stock, shall be the common stock of the Surviving Corporation.
2.3BHRB to Make Consideration Available.
At least one (1) business day prior to the Effective Time, BHRB shall deposit, or shall cause to be deposited, with a bank or trust company designated by BHRB and reasonably acceptable to LNKB (the “Exchange Agent”), for exchange in accordance with Section 2.4 for the benefit of the holders of Old Certificates, (a) evidence in book-entry form representing shares of BHRB Common Stock to be issued pursuant to Section 2.1, and (b) any cash in lieu of any fractional shares to be paid pursuant to Section 2.4(e) (such cash in lieu of any fractional shares to be paid pursuant to Section 2.4(e) and shares of BHRB Common Stock to be issued pursuant to Section 2.1, together with any dividends or distributions with respect to shares of BHRB Common Stock payable in accordance with Section 2.4(b), being referred to herein as the “Exchange Fund”).
2.4Exchange of Shares.
(a)As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of LNKB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive BHRB Common Stock pursuant to Section 2.1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of BHRB Common Stock and any cash in lieu of fractional shares which the shares of LNKB Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.4(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of LNKB Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of BHRB Common Stock to which such holder of LNKB Common Stock shall have become entitled pursuant to the provisions of Section 2.1(a) and (ii) a check or other method of cash payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of this Section 2.4 and (B) any dividends or distributions which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by Section 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of BHRB Common Stock which the shares of LNKB Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.
(b)No dividends or other distributions declared with respect to BHRB Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Section 2.4. After the surrender of an Old Certificate in accordance with this Section 2.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of BHRB Common Stock that the shares of LNKB Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)If any share of BHRB Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes (as defined in the Agreement) required by reason of the issuance of the shares of BHRB Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of LNKB of the shares of LNKB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for shares of BHRB Comon Stock, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to in respect of such Old Certificates, as provided in this Section 2.4.
(e)Notwithstanding anything to the contrary contained herein, no fractional shares of BHRB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to BHRB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BHRB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of LNKB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of BHRB Common Stock on NASDAQ as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the third trading day immediately preceding the Closing

Date (as defined in the Agreement) (or, if not reported therein, in another authoritative source mutually agreed upon by BHRB and LNKB) by (ii) the fraction of a share (after taking into account all shares of LNKB Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of BHRB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1(a). The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)Any portion of the Exchange Fund that remains unclaimed by the shareholders of LNKB for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of LNKB Common Stock who have not theretofore complied with this Section 2.4 shall thereafter look only to the Surviving Corporation for payment of the shares of BHRB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the BHRB Common Stock deliverable in respect of each former share of LNKB Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BHRB, LNKB, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of LNKB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of LNKB Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity (as defined in the Agreement) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(g)The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of BHRB Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 or any other amounts otherwise payable pursuant to this Agreement to any holder of LNKB Common Stock or LNKB Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of LNKB Common Stock or LNKB Equity Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.
(h)In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of BHRB Common Stock, any cash in lieu of fractional shares and any dividends or distributions deliverable in respect thereof pursuant to this Agreement.
2.5Treatment of LNKB Equity Awards.
(i)Restricted Stock Awards. At the Effective Time, each time-vesting restricted share of LNKB Common Stock granted under the LNKB 2025 Equity Incentive Plan, the LNKB 2022 Equity Incentive Plan, the LNKB 2019 Equity Incentive Plan, the Virginia Partners Bank 2015 Incentive Stock Option Plan, the Virginia Partners Bank 2008 Incentive Stock Option Plan and any other similar equity incentive plan (the “LNKB Stock Plans”) that is outstanding and unvested immediately prior to the Effective Time (each such share, an “LNKB Restricted Stock Award”), by virtue of the Merger, shall fully vest and shall have the treatment set forth in Section 2.1 applicable to shares of LNKB Common Stock, subject to applicable Tax withholding as provided in the LNKB Stock Plans and applicable award agreements.
(j)Restricted Stock Units. At the Effective Time, each time-vesting restricted stock unit award (not including any award that vests based on the achievement of a combination of time- and performance-based vesting conditions but including any award that was subject to one or more performance-based vesting conditions but is no longer subject to any performance-based vesting conditions) in respect of shares of LNKB Common Stock granted under a LNKB Stock Plan (each such restricted stock unit award, an “LNKB RSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of LNKB or any holder of such LNKB RSU Award, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, with respect to each share of LNKB Common Stock underlying the LNKB RSU Award, the Merger Consideration, as if such LNKB RSU Award had been settled in shares of LNKB Common Stock immediately prior to the Effective Time (the “LNKB RSU Award Consideration”), subject to applicable Tax withholding as provided in the LNKB Stock Plans and applicable award agreements.
(k)Stock Options. At the Effective Time, each stock option in respect of shares of LNKB Common Stock granted under the LNKB Stock Plans (each such stock option, an “LNKB Option” and, collectively with the LNKB Restricted Stock Awards and the LNKB RSU Awards, the “LNKB Equity Awards”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of LNKB or any holder of such LNKB Option, shall be assumed by BHRB and shall be converted into a stock option (each, an “Assumed Option”) that (x) is exercisable for (subject to achievement of the applicable time-based vesting conditions based on service after the Closing Date to BHRB) a number of shares of BHRB Common Stock equal to the number of shares of LNKB Common Stock underlying the LNKB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (y) has an exercise price per share of BHRB Common Stock equal to the exercise price applicable to the underlying LNKB Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent. Each Assumed Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding LNKB Option immediately prior to the Effective Time. Notwithstanding anything contained herein to the contrary, the assumption of LNKB Options pursuant to this Section 2.5(c) shall be effected (i) with respect to any non-qualified stock option, in a manner that meets the requirements of Section 409A of the Code and the regulations thereunder and (ii) with respect to any “incentive stock option” within the meaning of Section 422 of the Code, in a manner that meets the requirements of Section 424 of the Code and the regulations thereunder, and this Section 2.5(c) will be construed with this intent.
(l)The LNKB RSU Award Consideration shall be delivered as of the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the LNKB RSU Award Consideration. Notwithstanding anything in this Section 2.5 to the contrary, with respect to any LNKB Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be settled on an accelerated basis without triggering a Tax or penalty under Section 409A of the Code, such award shall be settled (in an amount equal to the LNKB RSU Award Consideration, with no interest accruing) at the earliest time permitted under the terms of the award that will not trigger a Tax or penalty under Section 409A of the Code, and will be subject to applicable withholding Taxes at such time(s) as required by the Code.
2.6LNKB Warrants.
At the Effective Time, each outstanding warrant to acquire shares of LNKB Common Stock (each such warrant, an “LNKB Warrant”) that is outstanding immediately prior to the Effective Time shall be converted into a warrant that (x) is exercisable for a number of shares of BHRB Common Stock equal to the number of shares of LNKB Common Stock underlying the LNKB Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, (y) has an exercise price per share of BHRB Common Stock equal to the exercise price applicable to the underlying LNKB Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent, and (z) otherwise continues to have, and shall be subject to, the same terms and conditions as applied to the underlying LNKB Warrant immediately prior to the Effective Time.
Article 3
Articles of Incorporation and Bylaws of BHRB
At the Effective Time, the Articles of Incorporation of BHRB, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
At the Effective Time, the Bylaws of BHRB, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

Article 4
Conditions Precedent
The obligations of BHRB and LNKB to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.
Article 5
Amendment
Subject to compliance with applicable law and the terms and conditions of the Agreement, this Plan of Merger may be amended by the Board of Directors of BHRB and LNKB at any time prior to the Effective Time, whether before or after receipt of the Requisite LNKB Vote (as defined in the Agreement) or the Requisite BHRB Vote (as defined in the Agreement); provided, however, that after the Requisite LNKB Vote (as defined in the Agreement) or the Requisite BHRB Vote (as defined in the Agreement) has been obtained, there may not be, without further approval of the holders of LNKB Common Stock or BHRB Common Stock, respectively, an amendment to this Plan of Merger that requires further approval of such shareholders under applicable law.
Article 6
Abandonment
At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Board of Directors of BHRB and LNKB. Written notice of such abandonment shall be filed with the VSCC and the Pennsylvania DOS prior to the Effective Time.

EXHIBIT B
Form of Subsidiary Bank Agreement and Plan of Merger
[Attached]

FORM OF SUBSIDIARY BANK AGREEMENT AND PLAN OF MERGER
BETWEEN
BURKE & HERBERT BANK & TRUST COMPANY
AND
LINKBANK
This Subsidiary Bank Agreement and Plan of Merger (the “Subsidiary Merger Agreement”), dated as of _______________, 2025, is between BURKE & HERBERT BANK & TRUST COMPANY, a Virginia chartered commercial bank (“B&H Bank”), and LINKBANK, a Pennsylvania chartered commercial bank (“Link”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”), dated as of December 18, 2025, between Burke & Herbert Financial Services Group, Inc. (“BHRB”) and LINKBANCORP, Inc. (“LNKB”).
WHEREAS, Link is a Pennsylvania chartered non-member commercial bank and a wholly owned subsidiary of LNKB, with an authorized capitalization of 100,000 shares of common stock, par value $10.00 per share (“Link Common Stock”);
WHEREAS, B&H Bank is a Federal Reserve member bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of BHRB, with an authorized capitalization of 500,000 shares of common stock, par value $20.00 per share (“B&H Bank Common Stock”), and 2,000,000 shares of preferred stock, par value $1.00 per share (“B&H Bank Preferred Stock”);
WHEREAS, BHRB and LNKB have entered into the Parent Merger Agreement, pursuant to which LNKB will merge with and into BHRB, with BHRB surviving (the “Parent Merger” and the surviving entity, the “Surviving Corporation”);
WHEREAS, B&H Bank and Link desire to merge on the terms and conditions herein provided following the Effective Time of the Parent Merger, and the Board of Directors of each of B&H Bank and Link has determined that the Subsidiary Merger (as defined herein) is in the best interests of its respective bank, has approved the Subsidiary Merger and has authorized its respective bank to enter into this Subsidiary Merger Agreement and adopt the Plan of Merger in substantially the form attached hereto as Exhibit A (the “Plan of Merger”); and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Subsidiary Merger (as defined below) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Subsidiary Merger Agreement is intended to be and is adopted as a plan of reorganization for purposes of Section 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
Terms of the Merger
1.1    The Subsidiary Merger.
Subject to the terms and conditions of the Parent Merger Agreement and this Subsidiary Merger Agreement, at the Bank Merger Effective Time (as defined herein), Link shall merge with and into B&H Bank pursuant to the Plan of Merger (the “Subsidiary Merger”) under the laws of the Commonwealth of Virginia and with the effects set forth in Section 6.2-822C of the Virginia Banking Act, Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”), Chapter 16, Title 7 of the Pennsylvania Statutes (the “PA Code”) and Chapter 3, Title 15 of the PA Code. B&H Bank shall be the surviving bank of the Subsidiary Merger (the “Surviving Bank”). The parties shall file Articles of Merger meeting the requirements of Section 13.1-720 of the VSCA and Section 1603 of Title 7 of the PA Code (the “Articles of Merger”) with the Virginia State Corporation Commission (the “VSCC”) and the Pennsylvania Department of Banking and Securities (the “PDOBS”).
1.2    Effects of the Subsidiary Merger.
Upon consummation of the Subsidiary Merger, and in addition to the effects set forth in Section 6.2-822C of the Virginia Banking Act, Section 13.1-721 of the VSCA, Chapter 16, Title 7 of the PA Code and Chapter 3, Title 15 of the PA Code and the provisions of other applicable law:
(a)    The separate existence of Link shall cease, and the Surviving Bank shall continue its existence under the laws of the Commonwealth of Virginia as a Virginia chartered banking corporation. At the Subsidiary Merger Effective Time, the Surviving Bank shall be considered the same business and corporate entity as Link and B&H Bank with all the rights, powers and duties of each of Link and B&H Bank; provided, however, that the Surviving Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Banking Act or applicable regulations;
(b)    All assets, interests, rights and appointments of Link and B&H Bank as they exist immediately prior to the Subsidiary Merger Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and
(c)    The Surviving Bank shall be responsible for all the liabilities and obligations of every kind and description of Link and B&H Bank.
1.3    Closing; Effective Time.
The closing of the Subsidiary Merger will take place immediately following the Parent Merger or at such other time and date following the Effective Time of the Parent Merger as BHRB may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Subsidiary Merger specified in this Subsidiary

Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by Link and B&H Bank. Subject to applicable law, the Subsidiary Merger shall become effective (such date and time, the “Subsidiary Merger Effective Time”) upon the issuance of a certificate of merger by the VSCC, or at such later time as may be specified by mutual agreement of the parties in the certificate of merger issued by the VSCC.
1.4    Articles of Incorporation; Bylaws.
(a)    The articles of incorporation of B&H Bank in effect immediately prior to the Subsidiary Merger Effective Time shall be the articles of incorporation of the Surviving Bank until altered, amended or repealed in accordance with their terms and applicable law.
(b)    The bylaws of B&H Bank in effect immediately prior to the Subsidiary Merger Effective Time shall be the bylaws of the Surviving Bank until altered, amended or repealed in accordance with their terms and applicable law.
1.5    Corporate Title; Offices.
The name of the Surviving Bank shall be “Burke & Herbert Bank & Trust Company.” The business of the Surviving Bank shall be that of a Virginia chartered banking corporation. The headquarters and principal executive offices of the Surviving Bank shall be the headquarters and principal executive offices of B&H Bank immediately prior to the Subsidiary Merger Effective Time. The business of the Surviving Bank shall be conducted at such headquarters and principal executive offices, at all duly authorized and operating branches of B&H Bank and Link as of the Subsidiary Merger Effective Time, and at all other offices and facilities of B&H Bank and Link established as of the Subsidiary Merger Effective Time.
ARTICLE 2
Directors and Executive Officers
2.1    Board of Directors.
Prior to the Subsidiary Merger Effective Time, B&H Bank shall take all actions necessary to cause the number of directors that will comprise the full Board of Directors of the Surviving Bank at the Subsidiary Merger Effective Time to be increased by three members, and shall appoint to the Board of Directors of the Surviving Bank three members of the Board of Directors of Link, two of whom shall be the members of the Board of Directors of LNKB appointed to the Board of Directors of the Surviving Corporation, and one of whom shall be Mr. Andrew Samuel. No other directors of Link shall be designated to serve on the Board of Directors of the Surviving Bank at the Subsidiary Merger Effective Time.
2.2    Executive Officers.
Effective as of the Subsidiary Merger Effective Time, (i) Carl Lundblad, current President of LNKB and Executive Vice President of Link, shall be appointed to serve as Executive Vice President of B&H Bank, and (ii) Brent Smith, current Executive Vice President of LNKB and President of Link, shall be appointed to serve as Executive Vice President, Pennsylvania Market Leader of B&H Bank. Other than the foregoing, following the Subsidiary Merger Effective Time, the officers of B&H Bank as of immediately prior to the Subsidiary Merger Effective Time shall be the officers of the Surviving Bank, with such individuals to serve in such capacities until such time as their respective successors shall have been duly appointed and qualified or until their respective earlier death, resignation or removal from office.
ARTICLE 3
Effect on Shares of Capital Stock
3.1    B&H Common Stock.
Each share of B&H Common Stock issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall be unaffected by the Subsidiary Merger and shall remain issued and outstanding. No additional shares of B&H Common Stock or B&H Preferred Stock will be issued pursuant to the Parent Merger Agreement. The authorized capital stock of the Surviving Bank shall consist of 500,000 shares of B&H Common Stock and 2,000,000 shares of B&H Preferred Stock immediately following the Subsidiary Merger Effective Time.
3.2    Link Common Stock.
At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of any holder of any capital stock of Link, each share of Link issued and outstanding prior to the Subsidiary Merger shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor. At and after the Subsidiary Merger Effective Time, certificates evidencing shares of Link Common Stock shall not evidence any interest in Link or the Surviving Bank. The stock transfer book of Link shall be closed as of the Subsidiary Merger Effective Time and, thereafter, no transfer of any shares of Link Common Stock shall be recorded therein.
ARTICLE 4
Conditions Precedent
4.1    Conditions Precedent.
The Subsidiary Merger and the obligations of the parties under this Subsidiary Merger Agreement, including to consummate the Subsidiary Merger, shall be subject to the fulfillment or written waiver of each of the following conditions prior to the Subsidiary Merger Effective Time:
(a)    This Subsidiary Merger Agreement has been approved by BHRB, as the sole shareholder of B&H Bank, and by LNKB, as the sole shareholder of Link, each at meetings duly called and held or by written consent or consents in lieu thereof.
(b)    Approvals of the Subsidiary Merger shall have been obtained from the VSCC (including the Virginia Bureau of Financial Institutions (the “BFI”)), the PDOBS, the

Maryland Office of Financial Regulation (the “MD OCFR”), the Delaware Office of the State Bank Commissioner (the “DE Office”) and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) and shall be in full force and effect and all related waiting periods shall have expired, and all consents, approvals, waivers, non-objections, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Subsidiary Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.
(c)    The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement at or before the Subsidiary Merger Effective Time.
(d)    No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Subsidiary Merger.
ARTICLE 5
Covenants
From the date of this Subsidiary Merger Agreement to the Subsidiary Merger Effective Time, B&H Bank and Link agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Subsidiary Merger Agreement. Without limiting the generality of the foregoing, B&H Bank and Link shall proceed expeditiously and in accordance with Section 6.01 of the Parent Merger Agreement and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with the BFI of the VSCC, the PDOBS, the MD OCFR, the DE Office and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority), as may be required by applicable laws and regulations.
ARTICLE 6
Additional Actions
If, at any time after the Subsidiary Merger Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Link acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Subsidiary Merger, or (b) otherwise carry out the purposes of this Subsidiary Merger Agreement, Link and its proper officers and directors shall be deemed to have granted to the Surviving Bank and its proper officers and directors an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Subsidiary Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Link or otherwise to take any and all such action.
ARTICLE 7
Authorization; Binding Effective
Each of the parties hereto represents and warrants that this Subsidiary Merger Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Subsidiary Merger Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
ARTICLE 8
Amendment
Subject to applicable law, this Subsidiary Merger Agreement may be amended, modified or supplemented only by written agreement of B&H Bank and Link at any time prior to the Subsidiary Merger Effective Time; provided, that after approval of this Subsidiary Merger Agreement by the respective shareholders of Link and B&H Bank, there may not be, without further approval of such shareholders, an amendment to this Subsidiary Merger Agreement that requires further approval of such shareholders under applicable law.
ARTICLE 9
Waiver
Any of the terms or conditions of this Subsidiary Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.
ARTICLE 10
Assignment
This Subsidiary Merger Agreement may not be assigned by either B&H Bank or Link (whether by operation of law or otherwise) without the prior written consent of the other.
ARTICLE 11
Termination
This Subsidiary Merger Agreement may be terminated by written mutual agreement of B&H Bank and Link at any time prior to the Subsidiary merger Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

ARTICLE 12
Governing Law
This Subsidiary Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to any applicable conflict of laws principles (except that matters relating to the fiduciary duties of the Board of Directors of Link shall be subject to the laws of the Commonwealth of Pennsylvania).
ARTICLE 13
Counterparts
This Subsidiary Merger Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Subsidiary Merger Agreement and any signed agreement or instrument entered into in connection with this Subsidiary Merger Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file as a defense to the formation of a contract and each party forever waives any such defense.
ARTICLE 14
Severability
In the event that any provision of this Subsidiary Merger Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Subsidiary Merger Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Bank Subsidiary Merger Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Subsidiary Bank Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.
BURKE & HERBERT BANK & TRUST COMPANY
By:
    David P. Boyle
    President and Chief Executive Officer
LINKBANK
By:
Andrew Samuel
Chief Executive Officer

EXHIBIT C
Form of LNKB Support Agreement
[Attached]

FORM OF LNKB SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (the “Agreement”), dated as of December 18, 2025, is by and among BURKE & HERBERT FINANCIAL SERVICES CORP., a Virginia corporation (“BHRB”), LINKBANCORP, INC., a Pennsylvania corporation (“LNKB”), and the undersigned shareholder of LNKB (“Shareholder”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined herein).
WHEREAS, the Boards of Directors of BHRB and LNKB have approved a strategic business combination transaction of their companies through the merger (the “Merger”) of LNKB with and into BHRB pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of December 18, 2025, by and between BHRB and LNKB (the “Merger Agreement”);
WHEREAS, Shareholder is the beneficial and/or registered owner of, and has the sole right and power to vote or direct the disposition of the number of shares of common stock, par value $0.01 per share, of LNKB (“LNKB Common Stock”) set forth below Shareholder’s name on the signature page hereto (such shares, together with all shares of LNKB Common Stock subsequently acquired by Shareholder during the term of this Agreement and over which such Shareholder has the sole right and power to vote or direct the disposition, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and
WHEREAS, as a condition and inducement to BHRB and LNKB entering into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Agreement to Vote.
During the term of this Agreement, at any meeting (whether annual or special and each adjourned or postponed meeting) of LNKB’s shareholders, however called, and on every action or approval by written consent of the shareholders of LNKB with respect to any of the following matters, the Shareholder will:
    (a)    appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and
    (b)    vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (II) the adjournment or postponement of the LNKB Meeting, if (x) as of the time for which the LNKB Meeting is originally scheduled, there are insufficient shares of LNKB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the LNKB Meeting or (y) on the date of the LNKB Meeting, LNKB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite LNKB Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of LNKB by the Board of Directors of LNKB concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the LNKB Articles and LNKB Bylaws), or any other action, in each case of this clause (C) that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal, in each case of this clause (D) that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of LNKB in the Merger Agreement in any material respect or in any representation or warranty of LNKB in the Merger Agreement becoming untrue or incorrect in any material respect.
2.    Covenants of Shareholder.
The Shareholder covenants and agrees as follows:
(a)    Ownership. The Shareholder is (A) the beneficial and/or registered owner of the Shares as set forth below Shareholder’s name on the signature page hereto. Except for (i) the Shares, (ii) shares of LNKB Common Stock subject to outstanding LNKB Restricted Stock Awards (which shares, if any, are set forth on the signature page hereto), (iii) shares of LNKB Common Stock subject to outstanding LNKB RSUs (which shares, if any, are set forth on the signature page hereto) and (iv) shares of LNKB Common Stock subject to outstanding LNKB Options or LNKB Warrants (which shares, if any are set forth on the signature page hereto), Shareholder is not the beneficial or registered owner of any other shares of LNKB Common Stock or rights to acquire shares of LNKB Common Stock and for which Shareholder has the sole right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(b)    Restrictions on Transfer and Dispositions. Until the earlier of the receipt of the Requisite LNKB Vote or the termination of this Agreement in accordance with Section 7, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder’s (i) affiliates (as defined in the Merger

Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien, (aa) to net settle the Shareholder’s LNKB Options to pay the exercise price thereof and satisfy any Tax withholding obligations, and (bb) that is a withholding of LNKB Common Stock in connection with the vesting of any LNKB Restricted Stock Awards or RSU Awards held by Shareholder (each, a “Permitted Transfer”); provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Permitted Transfer, such Permitted Transferee shall be required to duly execute and deliver to BHRB a joinder to this Agreement (in form and substance reasonably satisfactory to BHRB); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 2(b) shall be null and void.
(c)    Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by LNKB and BHRB, constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions), and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder.
(d)    No Breach. The execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D or 13G filed with the SEC, if applicable).
(e)    No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder and (ii) Liens, if any, which have been disclosed to BHRB in an attachment to this Agreement.
(f)    Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.
(g)    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.
(h)    No Solicitation. During the term of this Agreement, Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.
(i)    Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of LNKB should not support the Merger.
(j)    Information. The Shareholder authorizes BHRB and LNKB to publish and disclose in any (i) announcement, filing, press release or other disclosure in connection with the Merger and (ii) any period report, proxy statement, prospectus or any other filing with any Governmental Entity filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity, ownership of the Shares, obligations and agreements herein and such other information required in connection with such disclosure.
(k)    Further Actions. At the request of BHRB and without further consideration, Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.
From the date hereof until the termination of this Agreement in accordance with Section 7, the Shareholder shall not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer.
3.    No Prior Proxies.
The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.    Certain Events.
The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of LNKB affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of LNKB issued to or acquired by Shareholder.
5.    Capacity; Obligation to Vote.
(a)    Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of LNKB is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.13 of the Merger Agreement, Shareholder shall be permitted, at the request of the Board of Directors of LNKB, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of LNKB. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of Shareholder as a shareholder or other record or beneficial owner of the Shares and is not in any way intended to affect or prevent, and nothing herein shall limit or affect any actions taken by the Shareholder pursuant to, the exercise by Shareholder of his or her responsibilities as a director or officer of LNKB (or a Subsidiary of LNKB), including actions permitted to be taken in compliance with Section 6.13 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect and nothing herein shall limit or affect the exercise by Shareholder of his or her fiduciary responsibility in respect of any such securities.
(b)    The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) BHRB is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) LNKB is otherwise entitled to terminate the Merger Agreement.
6.    Resignation of Director.
In the event that Shareholder is not selected to serve as a member of the Board of Directors of the Surviving Corporation, Shareholder hereby agrees to resign as a director of LNKB and Link, as applicable, and to deliver a letter of resignation to LNKB and Link, in each case in the form reasonably requested by LNKB and effective as of the Effective Time.
7.    Term; Termination.
The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, or (ii) termination of the

Merger Agreement in accordance with Article 8 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of Shareholder, LNKB or BHRB, or their respective officers or directors, except that nothing in this Section 7 shall relieve any party hereto from any liability for breach of this Agreement before such termination.
8.    Stop Transfer Order.
In furtherance of this Agreement, Shareholder hereby authorizes and requests LNKB to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7 hereof.
9.    Specific Performance.
The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.
10.    Banking Relationships.
Notwithstanding any other terms and provisions of this Agreement, including Section 6, Shareholder further covenants and agrees that (i) from the date hereof and through the Subsidiary Merger Effective Time, he or she will use best efforts to maintain and continue with Link such banking relationships (e.g., lending, deposit or other accounts, but excluding any relationships related to trust or wealth management accounts or services) (as applicable, “Banking Relationships”) that Shareholder (in his or her individual capacity) currently maintains with LNKB and Link, in form and substance substantially the same as currently maintained, and (ii) after the Subsidiary Merger and until the one (1) year anniversary of the Subsidiary Merger, he or she will use reasonable best efforts to maintain and continue with the Surviving Corporation and the Continuing Bank such Banking Relationships that Shareholder (in his or her individual capacity) maintained with LNKB and Link prior to the Subsidiary Merger, but in each instance, for the avoidance of doubt, excluding any Banking Relationships maintained by Shareholder in a fiduciary or trustee capacity or any Banking Relationship of any entity that may be affiliated with such Shareholder.
11.    Amendments; Waivers.
This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii)

waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power, remedy or privilege provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall operate as a waiver by such party of its right to exercise any such or other right, power, remedy or privilege or to demand such compliance.
12.    Governing Law.
This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.
13.    Submission to Jurisdiction.
Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 15.
14.    Waiver of Jury Trial.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
15.    Notices.
All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (provided that no transmission error is received), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) as follows: (i) with respect to BHRB or LNKB, the applicable address set forth in Section 9.05 of the Merger Agreement (or such other address as shall be specified by like notice), and (ii) with respect to Shareholder, at the address for Shareholder shown on the records of LNKB (or such other address as shall be specified by like notice).
16.    Benefit of Agreement; Assignment.
(a)    This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.
(b)    This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

17.    Counterparts; Delivery by Electronic Transmission.
This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
18.    Severability.
In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
19.    Entire Agreement.
    This Agreement and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties relating to the subject matter hereof and supersede all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or other like relationship between the parties.
[signatures on following page]

IN WITNESS WHEREOF, BHRB, LNKB and Shareholder have caused this Agreement to be duly executed as of the date and year first above written.
BURKE & HERBERT FINANCIAL SERVICES CORP.
By:
David P. Boyle
Chairman and Chief Executive Officer

LINKBANCORP, INC.
By:
Andrew Samuel
Chief Executive Officer

SHAREHOLDER

[Insert Name]

Number of Shares
(including restricted stock):
Number of Shares Underlying LNKB Restricted Stock Awards

Number of Shares Underlying LNKB RSU Awards

Number of Shares Underlying LNKB Option Awards

Number of Shares Underlying LNKB Warrants

EXHIBIT D
Form of BHRB Support Agreement
[Attached]

FORM OF BHRB SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (the “Agreement”), dated as of December 18, 2025, is by and among BURKE & HERBERT FINANCIAL SERVICES CORP., a Virginia corporation (“BHRB”), LINKBANCORP, INC., a Pennsylvania corporation (“LNKB”), and the undersigned shareholder of BHRB (“Shareholder”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined herein).
WHEREAS, the Boards of Directors of BHRB and LNKB have approved a strategic business combination transaction of their companies through the merger (the “Merger”) of LNKB with and into BHRB pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of December 18, 2025, by and between BHRB and LNKB (the “Merger Agreement”);
WHEREAS, Shareholder is the beneficial and/or registered owner of, and has the sole right and power to vote or direct the disposition of the number of shares of common stock, par value $0.50 per share, of BHRB (“BHRB Common Stock”) set forth below Shareholder’s name on the signature page hereto (such shares, together with all shares of BHRB Common Stock subsequently acquired by Shareholder during the term of this Agreement and over which such Shareholder has the sole right and power to vote or direct the disposition, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and
WHEREAS, as a condition and inducement to BHRB and LNKB entering into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Agreement to Vote.
During the term of this Agreement, at any meeting (whether annual or special and each adjourned or postponed meeting) of BHRB’s shareholders, however called, and on every action or approval by written consent of the shareholders of BHRB with respect to any of the following matters, the Shareholder will:
    (a)    appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and
    (b)    vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (II) the adjournment or postponement of the BHRB Meeting, if (x) as of the time for which the BHRB Meeting is originally scheduled, there are insufficient shares of

BHRB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the BHRB Meeting or (y) on the date of the BHRB Meeting, BHRB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite BHRB Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of BHRB by the Board of Directors of BHRB concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the BHRB Articles and BHRB Bylaws), or any other action, in each case of this clause (C) that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal, in each case of this clause (D) that would reasonably be expected to or (x) result in a breach of any representation, warranty, covenant, agreement or other obligation of BHRB in the Merger Agreement in any material respect or in any representation or warranty of BHRB in the Merger Agreement becoming untrue or incorrect in any material respect.
2.    Covenants of Shareholder.
The Shareholder covenants and agrees as follows:
(a)    Ownership. The Shareholder is the beneficial and/or registered owner of the Shares as set forth below Shareholder’s name on the signature page hereto. Except for (i) the Shares and (ii) shares of BHRB Common Stock subject to outstanding BHRB RSU Awards (which shares, if any, are set forth on the signature page hereto), Shareholder is not the beneficial or registered owner of any other shares of BHRB Common Stock or rights to acquire shares of BHRB Common Stock and for which Shareholder has the sole right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(b)    Restrictions on Transfer and Dispositions. Until the earlier of the receipt of the Requisite BHRB Vote or the termination of this Agreement in accordance with Section 6, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder’s (i) affiliates (as defined in the Merger Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien, (aa) that is a withholding of BHRB Common Stock in connection with the vesting of any BHRB RSU Awards held by Shareholder (each, a “Permitted Transfer”); provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Permitted Transfer, such Permitted

Transferee shall be required to duly execute and deliver to LNKB a joinder to this Agreement (in form and substance reasonably satisfactory to LNKB); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 2(b) shall be null and void.
(c)    Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by LNKB and BHRB, constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions), and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder.
(d)    No Breach. The execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D or 13G filed with the SEC, if applicable).
(e)    No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder and (ii) Liens, if any, which have been disclosed to LNKB in an attachment to this Agreement.
(f)    Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.
(g)    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h)    No Solicitation. During the term of this Agreement, Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.
(i)    Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of BHRB should not support the Merger.
(j)    Information. The Shareholder authorizes BHRB and LNKB to publish and disclose in any (i) announcement, filing, press release or other disclosure in connection with the Merger and (ii) any period report, proxy statement, prospectus or any other filing with any Governmental Entity filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity, ownership of the Shares, obligations and agreements herein and such other information required in connection with such disclosure.
(k)    Further Actions. At the request of LNKB and without further consideration, Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.
From the date hereof until the termination of this Agreement in accordance with Section 6, the Shareholder shall not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer.
3.    No Prior Proxies.
The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.
4.    Certain Events.
The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of BHRB affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of BHRB issued to or acquired by Shareholder.
5.    Capacity; Obligation to Vote.
(a)    Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of BHRB is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.13 of the Merger Agreement, Shareholder shall be permitted, at the request of the Board of Directors of BHRB, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of BHRB. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of Shareholder as a shareholder or other record or beneficial owner of the Shares and is not in any way intended to affect or prevent, and nothing herein shall limit or affect any actions taken by the Shareholder pursuant to, the exercise by Shareholder of his or her responsibilities as a director or officer of BHRB (or a Subsidiary of BHRB), including actions permitted to be taken in compliance with Section 6.13 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect and nothing herein shall limit or affect the exercise by Shareholder of his or her fiduciary responsibility in respect of any such securities.
(b)    The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) LNKB is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) BHRB is otherwise entitled to terminate the Merger Agreement.
6.    Term; Termination.
The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 8 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of Shareholder, LNKB or BHRB, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.
7.    Stop Transfer Order.
In furtherance of this Agreement, Shareholder hereby authorizes and requests BHRB to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.    Specific Performance.
The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.
9.    Banking Relationships.
Notwithstanding any other terms and provisions of this Agreement, Shareholder further covenants and agrees that (i) from the date hereof and through the Subsidiary Merger Effective Time, he or she will use best efforts to maintain and continue with B&H Bank such banking relationships (e.g., lending, deposit or other accounts, but excluding any relationships related to trust or wealth management accounts or services) (as applicable, “Banking Relationships”) that Shareholder (in his or her individual capacity) currently maintains with BHRB and B&H Bank, in form and substance substantially the same as currently maintained, and (ii) after the Subsidiary Merger and until the one (1) year anniversary of the Subsidiary Merger, he or she will use reasonable best efforts to maintain and continue with the Surviving Corporation and the Continuing Bank such Banking Relationships that Shareholder (in his or her individual capacity) maintained with BHRB and B&H Bank prior to the Subsidiary Merger, but in each instance, for the avoidance of doubt, excluding any Banking Relationships maintained by Shareholder in a fiduciary or trustee capacity or any Banking Relationship of any entity that may be affiliated with such Shareholder.
10.    Amendments; Waivers.
This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power, remedy or privilege provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall operate as a waiver by such party of its right to exercise any such or other right, power, remedy or privilege or to demand such compliance.
11.    Governing Law.
This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

12.    Submission to Jurisdiction.
Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 14.
13.    Waiver of Jury Trial.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
14.    Notices.
All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (provided that no transmission error is received), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) as follows: (i) with respect to BHRB or LNKB, the applicable address set forth in Section 9.05 of the Merger Agreement (or such other address as shall be specified by like notice), and (ii) with respect to Shareholder, at the address for Shareholder shown on the records of BHRB (or such other address as shall be specified by like notice).

15.    Benefit of Agreement; Assignment.
(a)    This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.
(b)    This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
16.    Counterparts; Delivery by Electronic Transmission.
This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
17.    Severability.
In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
18.    Entire Agreement.
    This Agreement and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties relating to the subject matter hereof and supersede all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or other like relationship between the parties.

[signatures on following page]

IN WITNESS WHEREOF, BHRB, LNKB and Shareholder have caused this Agreement to be duly executed as of the date and year first above written.
BURKE & HERBERT FINANCIAL SERVICES CORP.
By:
David P. Boyle
Chairman and Chief Executive Officer

LINKBANCORP, INC.
By:
Andrew Samuel
Chief Executive Officer

SHAREHOLDER

[Insert Name]

Number of Shares
(including restricted stock):
Number of Shares Underlying BHRB RSU Awards